Exhibit 2.01

Agreement and Plan of Reorganization

Among

Opsware Inc.,

OZ1 Acquisition Corp.,

OZ2 Acquisition LLC,

iConclude Co.

and

Donald Sullivan, as Representative

March 5, 2007

Agreement and Plan of Reorganization

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of March 5, 2007 (the “Agreement Date”) by and among Opsware Inc., a Delaware corporation (“Acquiror”), OZ1 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub One”), OZ2 Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub Two”, and collectively with Merger Sub One, the “Merger Subs”), iConclude Co., a Delaware corporation (the “Company”), Donald Sullivan, as Representative (the “Representative”) and, for purposes of Section 6.1(f) only, each of Sachin Gupta and Jeff Gerber (the “Executives”).

Recitals

A.                                   The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub One shall merge with and into the Company in a statutory reverse-triangular merger (the “First Merger”), with the Company to be the surviving corporation of the First Merger, and immediately following the First Merger, the Company shall merge with and into Merger Sub Two in a statutory forward-triangular merger (the “Second Merger” and collectively or in seriatim with the First Merger (as appropriate), the “Merger”), with Merger Sub Two to be the surviving entity of the Second Merger, on the terms and subject to the conditions of this Agreement and pursuant to certificates of merger in such forms as are mutually acceptable to Acquiror and the Company (the “Certificates of Merger”) and the applicable provisions of the laws of the State of Delaware.

B.                                     The Boards of Directors of Acquiror, Merger Sub One, Merger Sub Two and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable this Agreement and the Merger. Acquiror, as the sole stockholder of Merger Sub One and Merger Sub Two, has approved this Agreement and the Merger.

C.                                     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the employee of the Company listed on Exhibit A-1 is executing and delivering to Acquiror an Employment Offer Letter in mutually agreed form, the employee of the Company listed on Exhibit A-2 is executing and delivering to Acquiror an Employment Offer Letter in mutually agreed form, and the employees of the Company listed on Exhibit A-3 are executing and delivering to Acquiror Employment Offer Letters in mutually agreed form (collectively, the “Employment Offer Letters”), which letters shall become effective upon the Effective Time of the First Merger (as defined in Article 1).

D.                                    Acquiror, Merger Sub One, Merger Sub Two and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

E.                                      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each Company Stockholder (as defined in Article 1) listed on Exhibit B-1 is executing and delivering to

Acquiror a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (the “Voting Agreement”).

F.                                      For United States federal income tax purposes, the parties intend that, unless the Reorganization Waiver is made pursuant to Section 2.12, the Merger qualify as a “reorganization” under the provisions of Section 368(a) of Code and the rules and regulations promulgated thereunder.

Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
Certain Definitions

As used in this Agreement, the following terms shall have the meanings set forth below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the eighth decimal place.

“Accrued Liabilities” means any Liabilities that are accrued as of the Closing Date, including any Liabilities that should have been recorded as Liabilities under GAAP as of the Closing Date identified in connection with the presentation of the Company Audited Financial Statements.

“Acquiror Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Acquiror by an officer or officers of Acquiror at the Closing pursuant to Article 9 and each agreement (other than this Agreement) that Acquiror is to enter into as a party thereto pursuant to this Agreement.

“Acquiror Common Stock” means the Common Stock, par value $0.001 per share, of Acquiror.

“Acquisition Proposal” means any inquiry, offer or proposal, or any public announcement of an intention to make any inquiry, offer or proposal, by a person or group (other than Acquiror or any of its subsidiaries) relating to or involving:  (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of 10% or more of the voting interest in the total outstanding voting securities of the Company; (B) any tender offer or exchange offer that, if consummated, would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the voting interest in the total outstanding voting securities of the Company; (C) any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in (i) the surviving or resulting entity of such transaction or (ii) the parent entity of the surviving or resulting entity of such transaction, in either case, in substantially the same proportions as they held the voting equity interests of the Company immediately preceding such transaction; (D) any sale, lease, exchange, transfer, license, pledge, mortgage, acquisition or disposition of all or substantially all of the assets or business of the Company; or (E) any liquidation or dissolution of Company or any extraordinary dividend, whether of cash or other property.

“Action” shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

“Affiliate” shall have the meaning set forth in Rule 405 of Regulation C promulgated under the Securities Act.

“Aggregate Company Payments” means the Aggregate Merger Consideration, plus the Dividend Amount.

“Aggregate Merger Consideration” means an amount equal to the Cash Consideration plus the Stock Consideration.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any of its assets, properties and business (and any regulations promulgated thereunder).

“Assumed Option Number” means the product of (A) the number of shares of Company Common Stock issuable upon the exercise of all Company Options immediately prior to the Effective Time of the First Merger (provided, however, that unvested Company Options held by the persons listed on Schedule 8.7 of the Company Disclosure Letter shall be excluded from such number; provided, further, that Schedule 8.7 shall not include any individual with an acceleration provision that is offered employment with the Surviving Entity but declines to accept such employment) times (B) the Option Exchange Ratio.

“Audited Balance Sheets” means the Company balance sheets dated as of December 31, 2005 and December 31, 2006, included in the Company Audited Financial Statements prepared pursuant to Section 7.15.

“Audit Differential Amount” shall mean the sum of (i) any reduction in the difference between the Company’s total assets and total Liabilities as of December 31, 2006 reflected in the Audited Balance Sheet as of that date as compared to that reflected in the Company’s unaudited Balance Sheet as of that date included in the Company Financial Statements; plus (ii) the excess of the Company’s revenues as shown in the Company’s unaudited statements of operations for the year ended on the above date included in the Company Financial Statements over those shown for that period in the statement of operations for such period in the Audited Financial Statements; provided, however, that for purposes of clauses (i) and (ii) of the foregoing, in no event shall any reclassification of revenues to deferred revenues or any increase in Liabilities as a result of any such reclassification be deemed part of the Audit Differential Amount.

“Balance Sheet Date” means February 28, 2007, the date of the Company Balance Sheet.

“Cash Consideration” means $30,000,000.

“Closing” means the closing of the transactions to consummate the Merger.

“Closing Cash” means the Company’s total cash as of immediately prior to the Effective Time of the First Merger.

“Closing Date” means a time and date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article 9 and Article 10, or at such other time, date and location as the parties hereto agree in writing; provided that the parties may mutually agree to extend this date by up to an additional five business days in order to minimize any adjustment that may be made pursuant to Section 2.12 hereof.

“Closing Stock Price” means the average of the closing prices for a share of Acquiror Common Stock as quoted on the NASDAQ Global Market (or other principal exchange or market on which Acquiror Common Stock is then listed) for thirty (30) consecutive trading days ending on (and including) the trading day that is the third trading day prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Non-Dividend Participation Value” means (A) the Aggregate Merger Consideration minus (B) the sum of (1) in the event that the Series A Preferred Stock has not been converted or deemed to have been converted into Common Stock, the Series A Aggregate Preference Cap and (2) in the event that the Series B Preferred Stock has not been converted or deemed to have been converted into Common Stock, the Series B Aggregate Preference Cap.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article 10 and each agreement (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Audited Financial Statements” shall have the meaning set forth in Section 7.15.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of February 28, 2007 included in the Company Financial Statements.

“Company Business” means the business of the Company (including its current product development activities) as presently conducted.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Preferred Stock.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Financial Statements” means (A) the Company’s unaudited balance sheets dated December 31, 2005 and 2006 and its unaudited statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the years then ended, and

(B) the Company’s unaudited balance sheet dated February 28, 2007 and its unaudited statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the two (2)-month period then ended, and any notes to the foregoing financial statements.

“Company Option Plan” means the 2005 Stock Plan of the Company.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Capital Stock.

“Company Securityholders” means the Company Stockholders, Company Optionholders and Company Warrantholders, collectively.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with Delaware Law in connection with the First Merger in respect of any shares of Company Capital Stock.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law in connection with the First Merger.

“Dissenting Shares Excess Payments” means any payment in respect of Dissenting Shares in excess of the sum of (A) the amount of cash that would have been issuable pursuant to Section 2.4 in respect of such shares had they never been Dissenting Shares and (B) the product of (1) the aggregate number of shares of Acquiror Common Stock that would have been issuable pursuant to Section 2.4 in respect of such shares had they never been Dissenting Shares and (2) the Closing Stock Price.  Dissenting Shares Excess Payments shall constitute “Damages” for purposes of Article 12 without regard to the Deductible.

“Dividend Amount” means an amount in cash equal to the sum of all cash remaining in the Company as of the Closing Date, plus Qualified Accounts Receivable, plus Unexercised Option Payments less (A) the amount of all Executive Severance Expenses (to the extent not paid on or prior to Closing or reflected in Accounts Payable (excluding $43,750 of Executive Severance Expenses payable to the Chief Executive Officer of the Company)), less (B) the amount of all Merger Expenses (to the extent not paid on or prior to Closing or reflected in Accounts Payable), less (C) an amount equal to all accounts payable and Accrued Liabilities (other than vacation accruals and deferred revenues) of the Company as of the Closing Date as calculated in accordance with GAAP (“Accounts Payable”), less (D) the premium for the D&O Tail Policy (if such premium is not reflected in Accounts Payable or has not been paid prior to the Closing).  Any amount of Executive Severance Expenses, Merger Expenses or Accounts Payable not deducted in the calculation of the Dividend Amount hereunder are collectively referred to as “Indemnifiable Merger Expenses” and shall constitute “Damages” for purposes of Article 12 without regard to the Deductible (as defined in Section 12.2(b)); provided, however, that if the total amount of Accounts Payable not deducted in the calculation of the Dividend Amount does not exceed $20,000 in the aggregate, it will be ignored for purposes of calculating the Indemnifiable Merger Expenses.

“Dividend Amount Certificate” means a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying (A) the amount of the Executive Severance Expenses (including an itemized list of each Executive Severance Expense with a description of the nature of such expense and the Person to whom such expense was or is owed); (B) the amount of the Merger Expenses (including an itemized list of each Merger Expense with a description of the nature of such expense and the Person to whom such expense was or is owed) along with wire transfer instructions for payment of such Merger Expenses at Closing; (C) the amount of the Accounts Payable (including a reasonably detailed calculation thereof); (D) the amount of the Dividend Amount (including a reasonably detailed calculation thereof); and (E) that the Dividend Amount was properly calculated in accordance with this Agreement and that the distribution thereof as contemplated by this Agreement is in accordance with Applicable Law.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company used in the Company Business or under development, whether in tangible or intangible form, whether owned by the Company or held by the Company under any licenses or sublicenses (or similar grants of rights).

“Effective Time” (A) with respect to the First Merger means the time of acceptance by the Secretary of State of the State of Delaware of the filing of the Certificate of Merger for the First Merger (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in such Certificate of Merger) and (B) with respect to the Second Merger means the time of acceptance by the Secretary of State of the State of Delaware of the filing of the Certificate of Merger for the Second Merger (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in such Certificate of Merger).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of:  (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Escrow Agent” means the Escrow Agent appointed pursuant to Section 2.7 hereof.

“Escrow Agreement” means the Escrow Agreement among Acquiror, the Escrow Agent and Representative contemplated by Section 2.7 hereof, in substantially the form attached hereto as Exhibit C, with such changes as may be required by the Escrow Agent.

“Escrow Cash” means an amount of cash equal to 12.5% of the sum of (1) $55,000,000 plus (2) the Dividend Amount, subject to reduction in accordance with Section 2.7(d).

“Escrow Percentage” means the quotient obtained by dividing (i) the Escrow Cash by (ii) the total amount of cash that is otherwise distributable (prior to giving effect to any reduction attributable to the Escrow Cash) to the Company Stockholders pursuant to Section 2.4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Severance Expenses” shall mean all Liabilities of the Company to the Company’s Chief Executive Officer and vice-president or higher-level officers, including any severance, bonus or other payments due in connection with the Merger or upon termination of employment or service or any other event, before or upon the Merger or otherwise (but excluding Liabilities for the payment of accrued wages, accrued and unused vacation time, paid time-off or for the reimbursement of any expenses incurred in the ordinary course of business consistent with past practice or the acceleration of stock vesting).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Intellectual Property Rights” means, collectively, all industrial and intellectual property rights throughout the world, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items, rights in Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, licenses and trade secrets.

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of (i) in the case of the Company, any of Sachin Gupta, Jeff Gerber, Rick Smith, Kurt Shintaffer, Scott Roza, Brian White, Eric Hughes or Jenna Melnick and (ii) in the case of any other party to this Agreement, the executive officers of such entity (collectively, the “Entity Representatives”), in each case after reasonable inquiry.

“Liabilities” means commitments, guarantees, debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, Action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by such entity in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect directly results from:  (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (C) the execution, announcement, pendency or consummation of the transactions contemplated by this Agreement; or (D) the taking of any action contemplated by this Agreement or consented to in writing by Acquiror; provided, however, that an Audit Differential Amount of $500,000 or less by itself will not be deemed to be a Material Adverse Change with respect to the Company; provided, further, that failure to achieve currently projected bookings (as set forth in Section 4.8 of the Company Disclosure Letter) from non-current customers (not in excess of $500,000) will not be a Material Adverse Effect if such failure is principally attributable to the announcement of the transaction unless such cancellation primarily related to concerns over the Company’s product or technology.

“Merger Expenses” means all costs and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby,

including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants (including the costs and expenses of the Company incurred in connection with the Audit), but excluding the first $100,000 of such costs and expenses.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub One or Merger Sub Two by an officer or officers of Merger Sub One or Merger Sub Two at the Closing pursuant to Article 9 and each agreement (other than this Agreement) that Merger Sub One and Merger Sub Two is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub One Common Stock” means the Common Stock, par value $0.001 per share, of Merger Sub One.

“Merger Sub Two Membership Interests” means the membership interests of Merger Sub Two.

“Non-Affiliated Holders” means those holders of Company Common Stock as of the date of this Agreement who are neither (i) officers, directors or other Affiliates of the Company; or (ii) accredited investors within the meaning of Rule 501 promulgated under the Securities Act.

“Option Exchange Ratio” means the quotient (rounded to the eighth decimal place) obtained by dividing (A) the Per Share Non-Dividend Participation Amount by (B) the Closing Stock Price.

“Participating Stock” means the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time of the First Merger (assuming conversion of all Preferred Stock, the exercise of all Company Options and the exercise of all warrants and other convertible securities to acquire Preferred Stock or Company Common Stock).

“Per Share Dividend Participation Amount” means the quotient obtained by dividing (A) the Dividend Amount (minus any amount of the Dividend Amount allocated to the holders of Preferred Stock in satisfaction of the Series A Aggregate Preference Amount and/or Series B Aggregate Preference Amount) by (B) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis, but, for the avoidance of doubt, without the exercise of options or warrants outstanding as of such time).

“Per Share Non-Dividend Cash Participation Amount” means the quotient obtained by dividing (A) the difference of (1) the Cash Consideration minus (2) the Per Share Non-Dividend Cash Series A Preference Balance Amount times the total number of shares of Series A Preferred Stock outstanding as of the Effective Time of the First Merger (and which have not been converted or deemed to have been converted into Company Common Stock) minus (3) the Per Share Non-Dividend Cash Series B Preference Balance Amount times the total number of shares of Series B Preferred Stock outstanding as of the Effective Time of the First Merger (and which have not been converted or deemed to have been converted into Company Common Stock) by (B) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis, but, for the avoidance of doubt, without the exercise of options or warrants outstanding as of such time).

“Per Share Non-Dividend Cash Series A Preference Balance Amount” means the product obtained by multiplying (A) the Post-Dividend Cash Percentage  times (B) the fraction obtained by dividing (1) that portion of the Series A Aggregate Preference Amount (to the extent that the Series A Preferred Stock is not converted or deemed converted into Company Common Stock) that was not satisfied through payment of the Dividend Amount by (2) the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis).

“Per Share Non-Dividend Cash Series B Preference Balance Amount” means the product obtained by multiplying (A) the Post-Dividend Cash Percentage times (B) the fraction obtained by dividing (1) that portion of the Series B Aggregate Preference Amount (to the extent that the Series B Preferred Stock is not converted or deemed converted into Company Common Stock) that was not satisfied through payment of the Dividend Amount by (2) the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis).

“Per Share Non-Dividend Participation Amount” means the quotient obtained by dividing (A) the Common Stock Non-Dividend Participation Value by (B) the number of shares of Company Common Stock outstanding as of the Effective Time of the First Merger (without the exercise of any Company Options or warrants or the conversion of shares of Preferred Stock, in each case, outstanding at the Effective time of the First Merger).

“Permitted Encumbrances” means:  (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) non-exclusive object code licenses of Company Products (as defined in Section 4.13(c)) by the Company in the ordinary course of its business consistent with past practice on its standard form of customer agreement (a copy of which has been provided to Acquiror).

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Post-Dividend Cash Percentage” equals (A) the Cash Consideration divided by (B) the Aggregate Merger Consideration.

“Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock, collectively.

“Pro Rata Share” shall be a Company Stockholder’s Proceeds Amount divided by the aggregate Proceeds Amounts of all Company Stockholders where for such purposes, each share of Acquiror Common Stock received by a Company Stockholder as part of its Proceeds Amount shall be deemed to have a value equal to the Closing Stock Price.

“Qualified Accounts Receivable” means the accounts receivable of the Company on the Company’s balance sheet as of the Closing Date net of any accounts receivable reserve and excluding accounts receivable in excess of 60 days from their original due date and not provided for by such reserve.

“Redistributed Cash Consideration” has the meaning set forth in Section 2.4(b).

“Redistributed Cash Consideration Per Share” shall mean the quotient of (1) the Redistributed Cash Consideration divided by (2) the number of shares of Company Common Stock outstanding as of the Effective Time of the First Merger.

“Redistributed Stock Number” has the meaning set forth in Section 2.4(b).

“Redistributed Stock Consideration Per Share” shall mean the quotient of (1) the Redistributed Stock Number divided by (2) the number of shares of Company Common Stock outstanding as of the Effective Time of the First Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Aggregate Preference Amount” means the product of the Series A Per Share Preference Amount and the total number of shares of Series A Preferred Stock outstanding as of the Effective Time of the First Merger.

“Series A Aggregate Preference Cap” means the product of (A) the Series A Per Share Preference Cap and (B) the total number of shares of Series A Preferred Stock outstanding as of the Effective Time of the First Merger.

“Series A Per Share Dividend Amount” means the product of (A) the Dividend Amount times (B) the quotient of the Series A Aggregate Preference Amount divided by (1) the product of the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis) times (2) the sum of Series A Aggregate Preference Amount and the Series B Aggregate Preference Amount.

“Series A Per Share Preference Amount” means an amount per share of Company Series A Preferred Stock equal to the sum of  (A) $0.38 per share of Series A Preferred Stock and (B) an amount equal to all declared and unpaid dividends on such share immediately prior to the Effective Time of the First Merger, subject to Section 7.14.

“Series A Per Share Preference Cap” means an amount per share of Company Series A Preferred Stock equal to the sum of (A) $0.76 per share of Series A Preferred Stock and (B) an amount equal to all declared and unpaid dividends on such share immediately prior to the Effective Time of the First Merger, subject to Section 7.14.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series A Stock Conversion Number” means the quotient obtained by dividing (A) the difference of (i) that portion of the Series A Aggregate Preference Amount (to the extent that the Series A Preferred Stock is not converted or deemed converted into Company Common Stock) that was not satisfied through payment of the Dividend Amount minus (ii) the product of (a) the Per Share Non-Dividend Cash Series A Preference Balance Amount times (b) the total number of shares of Series A Preferred Stock outstanding as of the Effective Time of the First Merger (and not converted or deemed converted into Company Common Stock) by (B) the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis) by (C) the Closing Stock Price.

“Series B Aggregate Preference Amount” means the product obtained by multiplying (A) the Series B Per Share Preference Amount by (B) the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time of the First Merger.

“Series B Aggregate Preference Cap” means the product obtained by multiplying (A) the Series B Per Share Preference Cap by (B) the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time of the First Merger.

“Series B Per Share Dividend Amount” means the product of (A) the Dividend Amount times (B) the quotient of the Series B Aggregate Preference Amount divided by (1) the product of the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis) times (2) the sum of Series A Aggregate Preference Amount and the Series B Aggregate Preference Amount.

“Series B Per Share Preference Amount” means an amount per share of Company Series B Preferred Stock equal to the sum of  (A) $0.71007 per share of Series B Preferred Stock and (B) an amount equal to all declared and unpaid dividends on such share immediately prior to the Effective Time, subject to Section 7.14.

“Series B Per Share Preference Cap” means an amount per share of Company Series B Preferred Stock equal to the sum of  (A) $1.42014 per share of Series B Preferred Stock and (B) an amount equal to all declared and unpaid dividends on such share immediately prior to the Effective Time, subject to Section 7.14.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series B Stock Conversion Number” means the quotient obtained by dividing (A) the difference of (i) that portion of the Series B Aggregate Preference Amount (to the extent that the Series B Preferred Stock is not converted or deemed converted into Company Common Stock) that was not satisfied through payment of the Dividend Amount minus (ii) the product of

(a) the Per Share Non-Dividend Cash Series B Preference Balance Amount times (b) the total number of shares of Series B Preferred Stock outstanding as of the Effective Time of the First Merger (and not converted or deemed converted into Company Common Stock) by (B) the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis) by (C) the Closing Stock Price.

“Signing Stock Price” means $7.37375.

“Spreadsheet” means a spreadsheet or spreadsheets in form reasonably acceptable to Acquiror, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time of the First Merger, the following factual information relating to holders of Company Capital Stock:  (A) the names of all the Company’s stockholders and their respective addresses; (B) the number and kind of shares of Company Capital Stock held by such Persons and the respective certificate numbers; (C) the repurchase price payable per share under each Unvested Company Share; (D) the vesting arrangements with respect to Unvested Company Shares and terms of the Company’s rights to repurchase such Unvested Company Shares; (E) the calculation of the each of the herein defined terms required to be quantified as of Closing, including the amount of any Dissenting Shares Excess Payments, the number of shares of Participating Stock, the amount of Escrow Cash and the Dividend Amount; (F) the number of shares of Acquiror Common Stock issuable to each Company Stockholder in exchange for the Company Capital Stock held by such Person (and number of such shares which constitute Vested Acquiror Shares and Unvested Acquiror Shares); (G) the amount of cash issuable to each Company Stockholder in exchange for the Company Capital Stock held by such Person (and amount of such cash which constitutes Vested Acquiror Cash and Unvested Acquiror Cash); (H) the Pro Rata Share of each Company Stockholder; (I) the interest in dollar and percentage terms of each Company Stockholder in the Escrow Cash (and amount of such cash which constitutes Vested Acquiror Cash and Unvested Acquiror Cash); (J) the calculation of the Series A Stock Conversion Number, the Series B Stock Conversion Number, the Stock Conversion Number, the Option Exchange Ratio, the Series A Per Share Dividend Amount, the Series B Per Share Dividend Amount, the Per Share Non-Dividend Cash Series A Preference Balance Amount, the Per Share Non-Dividend Cash Series B Preference Balance Amount, the Per Share Dividend Participation Amount, the Per Share Non-Dividend Cash Participation Amount, the Post-Dividend Cash Percentage, the Redistributed Stock Number (if any), the Redistributed Stock Consideration Per Share (if any), the Redistributed Cash Consideration (if any) and the Redistributed Cash Consideration Per Share (if any); (K) the names of all the Company Optionholders and their respective addresses; (L) the number of vested and unvested assumed Company Options held by each of the Company Optionholders, including the exercise prices applicable thereto; (M) the number of vested and unvested shares of Acquiror Common Stock underlying the options to which such assumed Company Options shall convert into pursuant to Section 2.4(b)(vi) held by each of the Company Optionholders, including exercise prices applicable thereto; and (N) the vesting schedule applicable to such assumed Company Options and the hire date of each of the Company Optionholders.

“Spreadsheet Submission Date” means the later of (A) the date on which the Company delivers the Spreadsheet to Acquiror, (B) the Closing Date, and (C) the Dissenters Deadline Date.

“Stock Consideration”  means an amount equal to the product of (A) the excess of (1) the Stock Number minus (2) the Assumed Option Number multiplied by (B) the Closing Stock Price.

“Stock Conversion Number” means the quotient obtained by dividing (A) the quotient of (i) the difference of (a) the Aggregate Merger Consideration minus (b) the Cash Consideration minus (c) the product of the Closing Stock Price times the sum of (1) the Series A Stock Conversion Number times the total number of shares of Series A Preferred Stock outstanding as of the Effective Time of the First Merger (and not converted or deemed converted into Company Common Stock) plus (2) the Series B Stock Conversion Number times the total number of shares of Series B Preferred Stock outstanding as of the Effective Time of the First Merger (and not converted or deemed converted into Company Common Stock) divided by (ii) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time of the First Merger (on an as converted to Common Stock basis, but, for the avoidance of doubt, without the exercise of options or warrants outstanding as of such time) by (B) the Closing Stock Price.

“Stock Number” means the quotient of (A) $25,000,000 divided by (B) the Signing Stock Price.

“Subsidiary” of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“tax” (and, with correlative meaning, “taxes”) means (A) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, registration, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, capital stock, social security (or similar), unemployment, disability, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (federal, foreign, state or local), whether disputed or not, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Technology” means works of authorship, inventions, know-how, customer lists, supplier lists, Internet domain names, Internet and World Wide Web URLs or addresses, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, libraries, notebooks, specifications, content (including textual content and visual, photographic or graphics content), compilations of data, technical drawings (or similar information in electronic format) or other copyrightable, patentable or otherwise proprietary works and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Transfer” means (A) offer, pledge, sell, contract to sell, sell of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Acquiror Common Stock or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock or (B) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Acquiror Common Stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Acquiror Common Stock or such other securities, in cash or otherwise.

“Unexercised Option Payments” shall mean the aggregate exercise price of all Company Options issued and outstanding at the Effective Time of the First Merger, excluding any Company Options held by the persons listed on Schedule 8.7 of the Company Disclosure Letter that are unvested at the Effective Time of the First Merger.

“Unvested Acquiror Cash” means cash to be paid upon conversion hereunder of shares of Company Capital Stock held by such Company Stockholder which are Unvested Company Shares.

“Unvested Company Shares” means any shares of Company Capital Stock that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement).

“Vested Acquiror Cash” means cash to be paid upon conversion hereunder of shares of Company Capital Stock held by such Company Stockholder which are not Unvested Company Shares.

“Vested Acquiror Shares” means any shares of Acquiror Common Stock to be issued upon conversion hereunder of shares of Company Capital Stock held by such Company Stockholder which are not Unvested Company Shares.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
The Merger

2.1                                 Closing.  Subject to termination of this Agreement as provided in Article 11, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date.  Concurrently with the

Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Certificates of Merger for the First Merger and Second Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

2.2                                 Effects of the First Merger.  At and upon the Effective Time of the First Merger:

(a)                                  the separate existence of Merger Sub One shall cease and Merger Sub One shall be merged with and into the Company, and the Company shall be the surviving corporation of the First Merger pursuant to the terms of this Agreement and the Certificate of Merger for the First Merger;

(b)                                 the Certificate of Incorporation of the Company shall be amended in its entirety to read as set forth in the Certificate of Merger for the First Merger;

(c)                                  the Bylaws of Merger Sub One shall continue unchanged and be adopted as the Bylaws of the Company in accordance with Delaware Law;

(d)                                 the officers of Merger Sub One immediately prior to the Effective Time of the First Merger shall continue to be officers of the Company immediately after the Effective Time of the First Merger until their respective successors are duly appointed;

(e)                                  the members of the Board of Directors of Merger Sub One immediately prior to the Effective Time of the First Merger shall continue to be the members of the Board of Directors of the Company immediately after the Effective Time of the First Merger until their respective successors are duly elected or appointed and qualified; and

(f)                                    the First Merger shall, from and after the Effective Time of the First Merger, have all of the effects provided by Delaware Law.

2.3                                 Effects of the Second Merger.  At and upon the Effective Time of the Second Merger (which shall immediately follow the First Merger):

(a)                                  the separate existence of the Company shall cease and the Company shall be merged with and into Merger Sub Two, and Merger Sub Two shall be the surviving entity of the Second Merger (the “Surviving Entity”) pursuant to the terms of this Agreement and the Certificate of Merger for the Second Merger;

(b)                                 the Certificate of Formation of Merger Sub Two shall be amended in its entirety to read as set forth in the Certificate of Merger for the Second Merger;

(c)                                  the managers of Merger Sub Two immediately prior to the Effective Time of the First Merger shall continue to be managers of the Surviving Entity immediately after the Effective Time of the Second Merger until their respective successors are duly appointed;

(d)                                 the members of Merger Sub Two immediately prior to the Effective Time of the Second Merger shall continue to be managing members of the Surviving Entity immediately after the Effective Time of the Second Merger until their respective successors are duly appointed; and

(e)                                  the Second Merger shall, from and after the Effective Time of the Second Merger, have all of the effects provided by Delaware Law.

2.4                                 Conversion of Shares in First Merger.

(a)                                  Conversion of Merger Sub One Common Stock.  At the Effective Time of the First Merger, each share of Merger Sub One Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into 10,000 validly issued, fully paid and nonassessable shares of Common Stock of the Company, and the shares of the Company into which the shares of Merger Sub One Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time of the First Merger.

(b)                                 Conversion of Company Capital Stock.  By way of overview, the Aggregate Company Payments will be allocated as follows:  First, the Series B Aggregate Preference Amount and the Series A Aggregate Preference Amount will be allocated to the holders of Series B Preferred Stock and Series A Preferred Stock, respectively; provided, however, for this purpose the portion of the Dividend Amount allocated to the holders of Series B Preferred Stock and Series A Preferred Stock shall be deemed to reduce the Series B Aggregate Preference Amount and the Series A Aggregate Preference Amount, respectively, on a dollar for dollar basis.  Then, the remaining amount of the Aggregate Merger Consideration to be distributed to the Company Stockholders will be allocated to the shares of Participating Stock pro rata to the number of shares of Participating Stock deemed held until such time as (i) the holders of Series A Preferred Stock have received the Series A Aggregate Preference Cap and (ii) the holders of Series B Preferred Stock have received the Series B Aggregate Preference Cap.  Then the remaining amount of the Aggregate Merger Consideration to be distributed to the Company Stockholders will be allocated to the shares of Common Stock pro rata to the number of shares of Common Stock deemed held.  In the event that the holders of Series A Preferred Stock or Series B Preferred Stock reach the Series A Aggregate Preference Cap or the Series B Aggregate Preference Cap, as applicable, then the shares of Acquiror Common Stock and cash payable in respect of Series A Preferred Stock or Series B Preferred Stock, as applicable, shall be reduced pro rata (valuing the Acquiror Common Stock at the Closing Stock Price) from the non-dividend portions of Aggregate Merger Consideration payable to such Company Stockholders to the extent necessary to cause the amounts so distributed to such holders to not exceed the applicable preference caps (the aggregate amount of cash constituting such reduction, the “Redistributed Cash Amount” and the aggregate number of shares of Acquiror Common Stock constituting such reduction, the “Redistributed Stock Number”).  In each case, of the portions of the Aggregate Company Payments allocated to each Company Stockholder, an amount of cash equal to such portion multiplied by the Escrow Percentage (or such lesser percentage as set forth in Section 2.7(d)) shall be deposited into escrow pursuant to the provisions of this Agreement and the Escrow Agreement.

(i)                                     Series B Preferred Stock.  Subject to Section 2.12 and the other terms and conditions of this Agreement, at the Effective Time of the First Merger, each share of Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time of the First Merger shall, by virtue of the First Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive a portion of the Aggregate Company Payments equal to (A) cash in an amount equal to the Series B Per Share Dividend Amount, (B) cash in an amount equal to the Per Share Non-Dividend Cash Series B Preference Balance Amount, (C) cash in an amount equal to the Per Share Non-Dividend Cash Participation Amount (subject to reduction by the applicable portion of the Redistributed Cash Amount), (D) shares of Acquiror Common Stock equal to the Series B Stock Conversion Number and (E) shares of Acquiror Common Stock equal to the Stock Conversion Number (subject to reduction by the applicable portion of the Redistributed Stock Number).

(ii)                                  Series A Preferred Stock.  Subject to Section 2.12 and the other terms and conditions of this Agreement, at the Effective Time of the First Merger, each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time of the First Merger shall, by virtue of the First Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive a portion of the Aggregate Company Payments equal to (A) cash in an amount equal to the Series A Per Share Dividend Amount, (B) cash in an amount equal to the Per Share Non-Dividend Cash Series A Preference Balance Amount, (C) cash in an amount equal to the Per Share Non-Dividend Cash Participation Amount (subject to reduction by the applicable portion of the Redistributed Cash Amount), (D) shares of Acquiror Common Stock equal to the Series A Stock Conversion Number and (E) shares of Acquiror Common Stock equal to the Stock Conversion Number (subject to reduction by the applicable portion of the Redistributed Stock Number).

(iii)                               Company Common Stock.  Subject to Section 2.12 and the other terms and conditions of this Agreement, at the Effective Time of the First Merger, each share of Company Common Stock (including Company Common Stock issued or, with respect to the Preferred Stock, deemed issued upon (i) conversion of Preferred Stock, (ii) exercise of Company Options or (iii) exercise of Company Warrants before the Effective Time of the First Merger in accordance with Applicable Law, the Company’s Certificate of Incorporation and applicable Contracts, each as in effect on the date of such conversion or exercise) that is issued and outstanding immediately prior to the Effective Time of the First Merger shall, by virtue of the First Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent (v) cash in an amount equal to the Per Share Dividend Participation Amount (to the extent that any portion of the Dividend Amount remains for available for distribution to the holders of Company Common Stock after satisfaction of the Series A Aggregate Preference Amount and the Series B Aggregate Preference Amount), (w) cash in an amount equal to the Per Share Non-Dividend Cash Participation Amount, (x) shares of Acquiror Common Stock equal to the Stock Conversion Number, (y) cash in an amount equal to the Redistributed Cash Consideration Per Share, and (z) shares of Acquiror Common Stock equal to the Redistributed Stock Consideration Per Share.

(iv)                              Calculation. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Capital Stock held by such Company Stockholder pursuant to the preceding provisions of this Section 2.4(b) shall be rounded to the nearest one hundredth of a cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Company Stockholder.  The preceding provisions of this Section 2.4(b) are subject to the provisions of Section 2.4(b)(vii) (regarding the delivery of cash in lieu of any fractional shares), Section 2.4(c) (regarding rights of holders of Dissenting Shares), Section 2.4(e) (regarding the continuation of vesting and repurchase rights) and Section 2.7 (regarding the withholding of Escrow Cash).

(v)                                 Company Options.  At the Effective Time, each outstanding Company Option granted under the Company Option Plan and disclosed in Schedule 4.4(b)-2 of the Company Disclosure Letter and the Spreadsheet shall be assumed by Acquiror.  All Company Options not so disclosed shall not be assumed by Acquiror and will terminate immediately prior to the Effective Time of the First Merger.   At the Effective Time, each holder of such an assumed Company Option shall be entitled, in accordance with the terms of such option, to purchase after the Effective Time that number of shares of Acquiror Common Stock, determined by multiplying the number of shares of Company Common Stock subject to such Company Option at the Effective Time by the Option Exchange Ratio, and the exercise price per share for each such Option will equal the exercise price of the Company Option immediately prior to the Effective Time divided by the Option Exchange Ratio, such exercise price being rounded up to the nearest whole cent.  If the foregoing calculation results in an assumed option being exercisable for a fraction of a share, then the number of shares of Acquiror Common Stock subject to such option will be rounded down to the nearest whole number with no cash being payable for such fractional share. Each Company Option so assumed by Acquiror under this Agreement will have, and will be subject to, the same term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, as in effect immediately prior to the Effective Time of the First Merger, and to the extent permitted by Applicable Law all other terms of each Company Option will otherwise be unchanged.  It is the intention of the parties that Company Options so assumed by Acquiror hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time.  Acquiror acknowledges and agrees that each Company option being assumed hereunder, whether or not Section 421 of the Code applies to it by reason of its qualification under Section 422 of the Code will be assumed in a manner that complies with Section 424 of the Code.  Acquiror will cause the Acquiror Common Stock issued upon exercise of the assumed Company Options to be listed on the Nasdaq Global Market and registered on Form S-8 (to the extent such options are registrable on Form S-8) with the SEC as promptly as practicable after the Effective Time, will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding and will reserve a sufficient number of shares of Acquiror Common Stock for issuance upon exercise thereof.

(vi)                              Fractional Shares.  No fractional shares of Acquiror Common Stock will be issued in connection with the First Merger, but in lieu thereof each holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder at that time) will receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the Closing Stock Price multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled.  The parties acknowledge that any payment of cash consideration in lieu of issuing fractional shares provided for herein was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(c)                                  Dissenting Shares.  If, in connection with the First Merger, holders of Company Capital Stock are entitled to appraisal rights pursuant to Delaware Law, any Dissenting Shares shall not be converted into a right to receive shares of Acquiror Common Stock and cash as provided in Section 2.4(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law).  In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article 2 in respect of such shares as if such shares had never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.9, following the satisfaction of the applicable conditions set forth in Section 2.9, the shares of Acquiror Common Stock and cash, without interest thereon, to which such Company Stockholder would have been entitled under Section 2.4(b) with respect to such shares, subject to the provisions of Section 2.4(b)(vii) (regarding the delivery of cash in lieu of any fractional shares), Section 2.4(e) (regarding the continuation of vesting and repurchase rights) and Section 2.7 (regarding the withholding of Escrow Cash).  The Company shall give Acquiror prompt notice (and in no event more than two business days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s appraisal rights, and Acquiror shall have the right to control all negotiations and proceedings with respect to any such demand.  Acquiror agrees that, except with the Representative’s prior written consent (which shall not be unreasonably withheld), Acquiror shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal.

(d)                                 Cancellation of Company-Owned Stock.  Notwithstanding Section 2.4(b), each share of Company Capital Stock held by the Company immediately prior to the Effective Time of the First Merger shall be cancelled and extinguished without any conversion thereof.

(e)                                  Continuation of Vesting and Repurchase Rights.

(i)                                     Unvested Acquiror Shares. The repurchase option, vesting schedule or other condition applicable to any Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be assigned to Acquiror and shares of Acquiror Common Stock issuable upon conversion of such Unvested Company Shares in the First Merger (the “Unvested Acquiror Shares”) shall be withheld by Acquiror (subject to repurchase by Acquiror on the same terms as governed such Unvested Company Shares prior to the First Merger) and released to the holders of such Unvested Company Shares upon the vesting of the Unvested Acquiror Shares (assuming vesting by virtue of continuous service to the Surviving Entity or Acquiror or by acceleration pursuant to the terms of the applicable Employment Offer

Letter) or other written agreement relating to such Unvested Company Shares that is disclosed to Acquiror prior to Closing.  Notwithstanding the foregoing, if any such holder paid for Unvested Company Shares with promissory notes, Unvested Acquiror Shares which vest shall not be released to such holder until after repayment of accrued interest and then outstanding principal under such promissory notes.  Any cash, shares of Acquiror Common Stock or other equity securities issued or distributed by Acquiror, including shares issued upon a stock dividend or split, in respect of Unvested Acquiror Shares (which remain subject to a repurchase option, vesting schedule or other similar condition at the time of such distribution) will be subject to the same repurchase option, vesting schedule or other condition as the Unvested Acquiror Shares with respect which the distribution is made.  Each holder will have voting rights with respect to Unvested Acquiror Shares (and other voting securities) held by Acquiror on its behalf.  The Company shall take all commercially reasonable actions that may be necessary to ensure that, from and after the Effective Time, Acquiror (or its assignee) is entitled to exercise any such repurchase option, vesting schedule or other condition, such that upon termination of service, any Unvested Acquiror Shares shall be forfeited to the Surviving Entity or Acquiror without compensation to such holder (other than payment of the original purchase price of any Unvested Company Shares converted into Unvested Acquiror Shares upon repurchase by Acquiror or the Surviving Entity according to the repurchase terms governing such Unvested Company Shares as of immediately prior to the Effective Time of the First Merger, as same may be modified by any acceleration provisions in the applicable Employment Offer Letter).  Except as may otherwise be provided in the applicable Employment Offer Letter or other written agreement related to such Unvested Company Shares (it being understood that the Company shall be entitled to exercise its repurchase option with respect to any Unvested Acquiror Shares Transferred to a permitted transferee), no Unvested Acquiror Shares may be the subject of a Transfer by a former holder of Unvested Company Shares or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such holder, prior to the distribution to such holder of such Unvested Acquiror Shares in accordance with this Agreement.

(ii)                                  Unvested Acquiror Cash.  The repurchase option, vesting schedule or other condition applicable to any Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be assigned to Acquiror and Unvested Acquiror Cash shall be withheld by Acquiror and paid without interest to the holders of such Unvested Company Shares upon the vesting of the Unvested Acquiror Cash (assuming vesting by virtue of continuous service to the Surviving Entity or Acquiror or by acceleration pursuant to the terms of the applicable Employment Offer Letter) or other agreement relating to such Unvested Company Shares; provided, however, that a portion of such newly vested cash so distributed shall be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder.  The Company shall take all commercially reasonable actions that may be necessary to ensure that, from and after the Effective Time, Acquiror (or its assignee) is entitled to exercise any such repurchase option, vesting schedule or other condition, such that upon termination of service, any Unvested Acquiror Cash shall be forfeited to the Surviving Entity or Acquiror without compensation to such holder (other than payment of the original purchase price of any Unvested Company Shares converted into Unvested Acquiror Cash upon repurchase by Acquiror or the Surviving Entity according to the repurchase terms governing such Unvested Company Shares as of immediately prior to the Effective Time of the First Merger, as same may be modified by any acceleration provisions in the applicable Employment Offer Letter).  Except as may otherwise be provided in the applicable Employment Offer Letter or other written agreement related to such Unvested Company Shares (it being understood that the Company shall be entitled to exercise its repurchase option with respect to any Unvested Acquiror Shares Transferred to a permitted transferee), no Unvested Acquiror Cash may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by a former holder of Unvested Company Shares or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such holder, prior to the distribution to such holder of such Unvested Acquiror Cash in accordance with this Agreement.

2.5                                 Treatment of Shares in Second Merger.

(a)                                  Cancellation of Company Common Stock.  At the Effective Time of the Second Merger, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time of the Second Merger shall be cancelled and extinguished without any conversion thereof.

(b)                                 Merger Sub Two Membership Interests.  At the Effective Time of the Second Merger, each membership interest of Merger Sub Two that is issued and outstanding immediately prior to the Effective Time of the Second Merger will constitute one validly issued, fully paid and nonassessable membership interest the Surviving Entity.  Such membership interests shall be the only membership interests of the Surviving Entity that are issued and outstanding immediately after the Effective Time of the Second Merger.

2.6                                 Other Rights to Purchase Company Securities Not Assumed.  Acquiror is not assuming, and shall not assume, any obligations or Liabilities under any direct or indirect rights to acquire shares of Company Capital Stock, other than Company Options issued under the Company Option Plan disclosed in Schedule 4.4(b)-2 of the Company Disclosure Letter and the Spreadsheet.  Subject to Section 10.11, on the Closing Date, any direct or indirect rights to acquire shares of Company Capital Stock (including any Company Warrants outstanding on the Closing Date) shall be terminated without further obligation or Liability of the Company, Acquiror or the Surviving Entity.

2.7                                 Escrow Cash.

(a)                                  Escrow Cash.  At the Effective Time, Acquiror shall withhold from the cash payable pursuant to Section 2.4(b) to the Company Stockholders as of immediately prior to the Effective Time (other than holders of solely shares of Company Capital Stock which constitute and remain Dissenting Shares) (“Effective Time Holders”) an amount of cash from the Cash Consideration and Dividend Amount payable to such Company Stockholder, equal to the product obtained by multiplying (i) the portion of the Cash Consideration and the Dividend Amount payable to such Effective Time Holder pursuant to Section 2.4(b) by (ii) the Escrow Percentage (or such lesser amount as provided by Section 2.7(d)).  As soon as reasonably practicable (but in any event within 10 business days) following the Spreadsheet Submission Date, Acquiror shall cause the Escrow Cash to be deposited with US Bank/State Street Bank and Trust Company of California, N.A. (“Escrow Agent”).  If a Company Stockholder holds Unvested Company Shares, then the Vested Acquiror Cash shall be withheld first and, thereafter, the Unvested Acquiror Cash shall be withheld (with the understanding that any Unvested Acquiror Cash so withheld shall vest prior to any such Unvested Acquiror Cash not withheld by

Acquiror pursuant to Section 2.4(e)(ii)) to the extent necessary to satisfy such Effective Time Holders’ escrow obligations as set forth in the first sentence of this Section 2.7(b).  The payment of any Escrow Cash in satisfaction of any indemnification obligations under Article 12 shall be made, with respect to each Effective Time Holder, first with Vested Acquiror Cash and then, if such cash is insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, shall such payment be made with Unvested Acquiror Cash.  As provided by the Escrow Agreement, the Escrow Agent shall hold the Escrow Cash for up to twelve (12) months following the Effective Time of the First Merger (the “Escrow Period”) as security for the Effective Time Holders’ indemnification obligations for Damages under Article 12.

(b)                                 Escrow Agreement.  On or before the Closing Date, Acquiror, the Company, the Representative and the Escrow Agent shall enter into the Escrow Agreement.

(c)                                  Treatment of Escrow Cash.  The Escrow Cash, and the management thereof by the Escrow Agent, will be governed by the terms of the Escrow Agreement.  In the event of a conflict between this Agreement and the Escrow Agreement, the latter shall control.

(d)                                 Non-Affiliated Holders.  To accommodate the guidance of the California Department of Corporations in connection with the review of the objective fairness of deal terms to Non-Affiliated Holders who are not involved in deal negotiations, the parties agree that, notwithstanding any other provision of this Agreement to the contrary, the amount of the Aggregate Company Payments held in escrow from any Non-Affiliated Holder will not exceed 10% of the amount of Aggregate Company Payments payable to such Non-Affiliated Holder pursuant to Section 2.4(b).

2.8                                 Exchange of Certificates.

(a)                                  Conversion of Company Capital Stock.  At the Effective Time of the First Merger, all outstanding Company Capital Stock shall, by virtue of the First Merger and without further action, cease to exist, and all such stock shall be converted into the right to receive from Acquiror the number of shares of Acquiror Common Stock and amount of cash to which the holder thereof is entitled pursuant to Section 2.4(b) with respect to such stock, subject to the provisions of Section 2.4(c) (regarding rights of holders of Dissenting Shares), Section 2.4(e) (regarding the continuation of vesting and repurchase rights) and Section 2.7 (regarding the withholding of Escrow Cash).

(b)                                 Company Certificates.  As soon as reasonably practicable (but in any event within 10 business days) after the Effective Time, the Acquiror shall cause to be mailed to each holder of record of Company Capital Stock that was outstanding immediately prior to the Effective Time (the certificates evidencing such securities being “Company Certificates”) and which were converted into the right to receive shares of Acquiror Common Stock and cash pursuant to Section 2.4(b) the following:  (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to Acquiror and shall be in such form and have such other provisions as Acquiror may reasonably specify and contain an agreement to be bound by the indemnification provisions hereof); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the number of shares of Acquiror

Common Stock and amount of cash specified in this Article 2.  Acquiror shall make available to the Company copies of such letter of transmittal and instructions for inclusion in the solicitation of the approval of the Merger and adoption of this Agreement by the Company Stockholders pursuant to Section 6.1(a) or Section 6.2(a), as applicable.  Upon surrender of a Company Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to Acquiror’s transfer agent (the “Affidavit”) (together with any required Form W-9 or Form W-8) to Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Acquiror shall issue or cause to be issued to each tendering holder of a Company Certificate or an Affidavit (each, a “Tendering Company Holder”) the number of shares of Acquiror Common Stock and amount of cash to which such Tendering Company Holder is entitled pursuant to Section 2.4(b), subject to the provisions of Section 2.4(c) (regarding rights of holders of Dissenting Shares), Section 2.4(e) (regarding the continuation of vesting and repurchase rights) and Section 2.7 (regarding the withholding of Escrow Cash).  In the event a Tendering Company Holder has delivered all letters of transmittal, Affidavits, and other required documentation to the Exchange Agent at least two business days prior to the Closing Date, Acquiror shall use commercially reasonable efforts to cause the Exchange Agent to issue to such Tendering Company Holder the cash and certificate representing shares of Acquiror Common Stock issuable to such Tendering Company Holder upon or as promptly as possible after the Closing.  Until Company Certificates are surrendered or an Affidavit is delivered pursuant to this Section 2.9(b), such Company Certificates shall be deemed, for all purposes, to evidence ownership of the number of shares of Acquiror Common Stock and amount of cash which Company Capital Stock shall have been converted pursuant to Section 2.4(b), subject to the provisions of Section 2.4(c) (regarding rights of holders of Dissenting Shares), Section 2.4(e) (regarding the continuation of vesting and repurchase rights) and Section 2.7 (regarding the withholding of Escrow Cash).

(c)                                  Distributions with Respect to Unsurrendered Certificates.  No dividends or other distributions declared or made after the Effective Time of the First Merger with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate as provided in this Section 2.9.  Following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

(d)                                 Company Stock Transfer Books.  All shares of Acquiror Common Stock and cash issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.  After the Effective Time of the First Merger, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any Company Capital Stock that was outstanding immediately prior to the Effective Time of the First Merger.  If, after the Effective Time of the First Merger, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 2.9.

(e)                                  No Liability of Acquiror.  Neither Acquiror nor the Surviving Entity shall be liable to any holder of shares of Company Capital Stock for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.  Notwithstanding anything to the contrary contained herein, if any Company Certificate has not been surrendered prior to the fifth anniversary of the Effective Time of the First Merger (or immediately prior to such earlier date on which the First Merger consideration contemplated by this Agreement in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Authority), any amounts payable in respect of such Company Certificate shall, to the extent permitted by Applicable Law, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.  Acquiror shall be entitled to rely without inquiry or investigation on the information contained in the Spreadsheet and shall make the payments and distributions contemplated by Article 2 in accordance with such information, and neither Acquiror nor the Surviving Entity shall have any liability to any Person for making such payments and distributions in accordance with such information.

2.9                                 Tax Consequences, Withholding and Reporting; Accounting Treatment.

(a)                                  Tax Consequences.  The parties intend, unless the Reorganization Waiver is made pursuant to Section 2.12, to adopt this Agreement as a tax-free plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code.  Each of the parties agrees that, unless the Reorganization Waiver is made pursuant to Section 2.12, it shall file any tax returns, reports or information returns consistent with treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code.  However, the Acquiror makes no representations or warranties to the Company or to any Company Stockholder or other holder of Company Capital Stock regarding (a) the tax treatment of the Merger or (b) any of the tax consequences to Company, any Company Stockholder or other Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and the Company and, by virtue of the Company Stockholders approving the Agreement, this Merger and the other transactions or agreements contemplated by this Agreement, the Company Stockholders acknowledge that the Company and the Company Stockholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions or agreements contemplated by this Agreement.  Acquiror has no plan or intent to terminate the historic business of the Company or reacquire any of the Acquiror Common Stock issued to the Company Stockholders in connection with the Merger, provided that this sentence shall not be applicable in the event that a Reorganization Waiver is made pursuant to Section 2.12.

(b)                                 Tax Withholding.  Acquiror or Acquiror’s agents shall be entitled to deduct and withhold from any shares or cash otherwise distributable pursuant to this Agreement to any Company Stockholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of whom such deduction and withholding was made.

(c)                                  Tax Reporting.  The Representative shall use its reasonable best efforts to provide Acquiror a properly completed Form W-9 (or Form W-8, in the case of non-U.S. persons) (collectively, “Tax Reporting Documentation”) for each of the Effective Time Holders within 30 calendar days after the Closing Date (to the extent such Tax Reporting Documentation has not already been furnished by a Tendering Company Holder with its letter of transmittal pursuant to Section 2.9(b)).  The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to Acquiror with respect to an Effective Time Holder, Acquiror may be required by the Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by Acquiror pursuant to this Agreement.

(d)                                 Accounting Treatment.  The parties intend that the Merger be treated as a purchase for accounting purposes.

2.10                           Adjustments for Capital Changes.  Any provision of this Agreement shall be adjusted to appropriately reflect any stock split, stock dividend, reverse stock split, combination, recapitalization or other similar event affecting Acquiror Common Stock or Company Capital Stock and shall be reflected in an updated Spreadsheet as appropriate.

2.11                           Further Assurances.  If, at any time before or after the Effective Time, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Entity and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.12                           Allocation of Cash Consideration and Stock Consideration.  Notwithstanding anything in this Agreement to the contrary, Acquiror and the Company, after consultation with their counsel, shall adjust the Cash Consideration and the number of shares of Acquiror Common Stock issued to Company Stockholders pursuant to Section 2.4 hereto shall be adjusted to the minimum extent necessary in order to satisfy the requirements of Treasury Regulations Section 1.368-1(e); provided that solely for purposes of the foregoing adjustment, any decrease in the Cash Consideration and increase in the number of shares of Acquiror Common Stock shall be based on the average of the high and low trading prices of shares of Acquiror Common Stock on the NASDAQ Global Market (or other principal exchange or market on which Acquiror Common Stock is then listed) as of the Closing Date.  Notwithstanding any provision of this Agreement, the Company may elect, with the unanimous consent of the Company’s board of directors and the Company Stockholder Approval (which shall also include a vote of the majority of the Company’s Common Stock), to waive the adjustments otherwise required by this

Section 2.12 with the result that the Merger will not be treated as a reorganization for federal tax purposes (the “Reorganization Waiver”).

ARTICLE 3
[Intentionally Omitted]

ARTICLE 4
Representations and Warranties of the Company

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 4 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article 4), the Company represents and warrants to Acquiror as follows.  Statements in this Article 4 or in the Company Disclosure Letter that the Company will take certain actions shall be treated as covenants of the Company as if such covenants were contained in Section 7.

4.1                                 Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has continuously been in good standing under the laws of the State of Delaware at all times since its inception.  The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Schedule 4.1 of the Company Disclosure Letter), except where the failure to be so qualified, licensed or in good standing would not be material to the Company.  The Company has delivered to Acquiror’s legal counsel true and complete copies of the currently effective Certificate of Incorporation and Bylaws of the Company, each as amended to date.  The Company is not in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

4.2                                 Subsidiaries.  The Company does not have any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person.  The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.  The Company is not a general or limited partner of any general partnership, limited partnership or other entity.

4.3                                 Power, Authorization and Validity.

(a)                                  Power and Authority.  Subject to approval of the Merger and the adoption of this Agreement by the Company Stockholder Approval (as defined below), the Company has all requisite corporate power and authority to enter into this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by the Company’s Board of Directors.  The Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors of the Company, has approved and adopted this Agreement and approved the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and its stockholders, and directed that the adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that all of the stockholders of the Company adopt this Agreement.  The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) and (ii) the holders of a majority of the outstanding shares of Preferred Stock (voting as a separate voting class) are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”).  The Company and the Company Stockholders listed on Exhibit B-1 have executed and delivered to Acquiror the Voting Agreement under which such Company Stockholders have agreed to vote their shares of Company Stock in favor of the Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, which votes are sufficient to obtain the Company Stockholder Approval.

(b)                                 No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger, except for (i) the filing of the Certificates of Merger with the Delaware Secretary of State, (ii) as contemplated by Section 10.23 hereof, the filing of a certificate of amendment to the Company’s Certificate of Incorporation and (iii) the Company Stockholder Approval.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by the Company.  This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, assuming due execution by Acquiror, Merger Sub One or Merger Sub Two, as the case may require, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.4                                 Capitalization of the Company.

(a)                                  Authorized and Outstanding Capital Stock of the Company.  The authorized capital stock of the Company consists solely of 36,000,000 shares of Company Common Stock and 21,171,601 shares of Preferred Stock, of which 8,171,601 shares are designated as Series A Preferred Stock and 13,000,000 shares are designated as Series B

Preferred Stock.  A total of 10,029,519 shares of Company Common Stock, 7,944,630 shares of Series A Preferred Stock and 12,674,808 shares of Series B Preferred Stock are issued and outstanding as of the Agreement Date.  Each share of Series A Preferred Stock is convertible into one share of Company Common Stock and each share of Series B Preferred Stock is convertible into one share of Company Common Stock.  All issued and outstanding shares of Preferred Stock converted into shares of Company Common Stock prior to the Effective Time shall have been converted in accordance with Applicable Law, the Company’s Certificate of Incorporation and applicable Contracts.  Schedule 4.4(a) of the Company Disclosure Letter sets forth, for issued and outstanding shares of Company Capital Stock, (i) the name of each Company Stockholder, (ii) the numbers and kind of shares of Company Capital Stock held by each Company Stockholder, (iii) the purchase price per share of such Company Capital Stock, (iv) the number of such Unvested Company Shares held and the vesting schedule, if any, for such Company Capital Stock (and the terms of the Company’s rights to repurchase any Unvested Company Shares), (v) the extent such Company Capital Stock is vested and unvested as of the Agreement Date, (vi) whether the vesting of such Company Capital Stock shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any, and (vii) to the knowledge of the Company, whether an election under Section 83(b) of the Code with respect to such Company Capital Stock has been timely filed with the Internal Revenue Service.  No shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 4.4(a) of the Company Disclosure Letter and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 4.4(a) of the Company Disclosure Letter, except for shares of Company Common Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 4.4(b)-1 of the Company Disclosure Letter or outstanding Company Warrants listed on Schedule 4.4(b)-2 of the Company Disclosure Letter or pursuant to the conversion of outstanding shares of Preferred Stock.  The Company holds no treasury shares.  To the Company’s knowledge, each Company Stockholder has good and marketable title to that number of shares of Company Common Stock and/or Preferred Stock as set forth beside such Company Stockholder’s name on Schedule 4.4(a) of the Company Disclosure Letter, free and clear of any Encumbrance.  All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts.  Except as contemplated by this Agreement, there is no Liability for dividends accrued and unpaid by the Company.

(b)                                 Options, Warrants and Rights.  The Company has reserved an aggregate of 3,403,166 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options).  A total of 2,345,243 shares of Company Common Stock are subject to outstanding Company Options and 479,519 shares of Common Stock have been issued upon the exercise of Company Options under the Company Option Plan and are currently outstanding as of the Agreement Date.  Schedule 4.4(b)-1 of the Company Disclosure Letter sets forth, for each issued and outstanding Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, including vesting start date, (v) the extent such Company Option is vested and unvested as of the Agreement Date, (vi) whether such Company Option is an incentive stock option or non-statutory stock option, (vii) whether the vesting of shares subject to such Company Option shall be accelerated or modified in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration or modification, if any, and (viii) whether such Company Option was granted under the Company Option Plan.  True, correct and complete copies of the Company Option Plan, the standard agreement under the Company Option Plan, and each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan have been delivered to Acquiror’s legal counsel.  Company Warrants to purchase an aggregate of 226,971 shares of Series A Preferred Stock are outstanding.  Schedule 4.4(b)-2 of the Company Disclosure Letter sets forth, for each Company Warrant, (A) the name of the holder of such Company Warrant, (B) the exercise price per share of such Company Warrant, and (C) the number of shares covered by such Company Warrant.  The information set forth in the Spreadsheet with respect to the information set forth on Schedule 4.4(b)-1 and Schedule 4.4(b)-2 of the Company Disclosure Letter will be, as of the Closing Date, true and correct.  All outstanding Company Options and Company Warrants have been issued and granted in compliance with all requirements of Applicable Laws and all requirements set forth in applicable Contracts.

(c)                                  No Other Rights.  Except for Company Options set forth on Schedule 4.4(b)-1 of the Company Disclosure Letter, the Company Warrants set forth on Schedule 4.4(b)-2 of the Company Disclosure Letter and the conversion rights of the Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.  There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.  Schedule 4.4(b)-2 of the Company Disclosure Letter sets forth the holders of the Company Warrants (as applicable) for which the Company will be required to obtain an amendment or provide notice to the holder of such Company Warrant, so that each Company Warrant outstanding immediately prior to the Effective Time of the First Merger shall terminate and no longer be exercisable at the Effective Time of the First Merger, to the extent not exercised prior to the Effective Time of the First Merger.  At the Effective Time of the First Merger, all Company Warrants shall, by their terms, terminate and no longer be exercisable.  Except as set forth in Schedule 4.4(c) of the Company Disclosure Letter, none of the Company Option Plan nor any Contract of any character to which Company is a party to or is bound relating to any Company Options or relating to any unvested Company Shares requires or otherwise provides for any accelerated vesting or exercisability (or the extension of the time in which to exercise any Company Option) of any shares of Company Capital Stock and/or Company Options in connection with the Merger, any other transaction contemplated by this Agreement, any subsequent transaction or any subsequent occurrence or upon termination of employment or service with Company or with Acquiror following the Merger or otherwise.

(d)                                 The allocation of the Aggregate Company Stockholder Value set forth in the Spreadsheet and the methodology used therein for calculating the respective amount of the Merger Consideration applicable to each Company Stockholder will be in accordance with the

Company’s Amended and Restated Certificate of Incorporation, as currently in effect (as may be amended prior to the Closing as contemplated by Section 10.23 hereof), in all respects and is otherwise in accordance with Applicable Law, satisfies all rights of the Company Stockholders in connection with the Merger under the Company’s Amended and Restated Certificate of Incorporation, as currently in effect (as may be amended prior to the Closing as contemplated by Section 10.23 hereof), subject to rights of any holders of Dissenting Shares, and will be true and correct.  The allocation of the Assumed Option Value and conversion of the Company Options set forth on the Spreadsheet will be true and correct.  The calculation of the Dividend Amount set forth in the Spreadsheet will be true and correct.

4.5                                 No Conflict.  Except as set forth in Schedule 4.5 of the Company Disclosure Letter, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:  (a) any provision of the Certificate of Incorporation or Bylaws of the Company, each as currently in effect; (b) any Applicable Law applicable to the Company or any of its assets or properties; or (c) any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound.  Except as set forth in Schedule 4.5 of the Company Disclosure Letter, neither the Company’s entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.  The consummation of the Merger by the Company shall not require the consent, release, waiver or approval of any third party (including the consent of any party required to be obtained in order to keep any agreement between such party and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such agreement following the Merger), other than the Company Stockholder Approval and the acceptance by the Secretary of State of the State of Delaware of the filings described in Section 4.3(b), and as set forth on Schedule 4.5.

4.6                                 Litigation.

(a)                                  There is no Action pending against the Company (or against any officer, director or employee of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such Action been threatened.  There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company.  To the Company’s knowledge, there is no basis for any person to assert a claim against the Company (or Acquiror, the Merger Subs or the Surviving Entity as a successor in interest to Company), including without limitation, based upon:  (i) the Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (ii) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of Company Capital Stock or any rights as a Company Securityholder, including any option, warrant, preemptive right or right to notice or to vote, other than the rights of the Company Stockholders with respect to the Company Stock shown as being owned by such Persons on Schedule 4.4(a) of the Company Disclosure Letter, the rights of

Company Optionholders with respect to the Company Options shown as being owned by such Persons on Schedule 4.4(b)-1 of the Company Disclosure Letter, and the rights of Company Warrantholders with respect to the Company Warrants shown as being owned by such Persons on Schedule 4.4(b)-2 of the Company Disclosure Letter; or (iii) any rights under any agreement between Company and any securityholder or former securityholder in such holder’s capacity as such.  The Company does not have any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

(b)                                 No Action is or will be pending against the Company (or against any officer or director of the Company in their capacity as such) before any Governmental Authority, arbitrator or mediator by any or all of the Company Securityholders relating to the Merger or this Agreement.

4.7                                 Taxes.

(a)                                  Except as set forth in Schedule 4.7 of the Company Disclosure Letter, the Company (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company is or has been a member), (i) has properly completed and timely filed all foreign, federal, state, local and municipal tax returns, declarations, reports, claims for refund, or information returns or statements relating to taxes, including any schedule or attachment thereto, and including any amendment thereof (the “Returns”) required to be filed by it, (ii) has timely paid all taxes required to be paid by it for which payment was due, (iii) has established an adequate accrual or reserve in accordance with GAAP for the payment of all taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), (iv) has made all necessary estimated tax payments, and (v) has no Liability for taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the Balance Sheet Date incurred in the ordinary course of business.  All such Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all Applicable Law, and the Company has made available to Acquiror true, correct and complete copies of such Returns.

(b)                                 The Company is not delinquent in the payment of any tax or in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company or any of its officers, employees or agents in their capacity as such.  The Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (i) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (ii) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved.  No Return of the Company is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company have been paid in full to the applicable taxing agencies or authorities.

(c)                                  No claim has ever been made by an authority in a jurisdiction where Company does not file Returns that Company is or may be subject to taxation by that jurisdiction.  The Company does not have a permanent establishment in any country outside of its country of incorporation.

(d)                                 No tax liens are currently in effect against any of the assets of the Company other than liens that arise by operation of law for taxes not yet due and payable.  There is not in effect any waiver by the Company of any statute of limitations with respect to any taxes nor has the Company agreed to any extension of time for filing any Return that has not been filed.  The Company has not consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing agency or authority.

(e)                                  The Company has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), and has timely filed all withholding tax Returns.

(f)                                    The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement.

(g)                                 The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return.  The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(h)                                 The Company has never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(i)                                     The Company has no liability for the taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(j)                                     The Company has in its possession official foreign government receipts for any taxes paid by it to any foreign tax agencies and authorities.

(k)                                  The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or accrued on or prior to the Closing Date.

(l)                                     The Company has made available to Acquiror true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center, that are in Company’s possession or subject to Company’s control with respect to any Unvested Company Shares or other property issued by Company to any of its employees, non-employee directors, consultants or other service providers.

(m)                               Based on reasonable and good faith interpretation of Section 409A of the Code and IRS guidance with respect thereto, the Company is not a party to any agreement and has not granted any compensation, equity or award that would be deemed “non-qualified” deferred compensation as such term is defined in Section 409A of the Code, and the Company has no such Liability or obligation to make any payments or issue any equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code.

(n)                                 The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(o)                                 The Company is not a “personal holding company” within the meaning of the Code.  The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(p)                                 The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q)                                 The Company is not obligated to provide any “gross-up” payments with respect to any Taxes that may be due as a result of Section 280G of the Code, Section 409A of the Code, or for any other reason.

4.8                                 Company Financial Statements.

(a)                                  Schedule 4.8 of the Company Disclosure Letter includes the Company Financial Statements.  The Company Financial Statements:  (i) are derived from and are in accordance with the books and records of the Company; (ii) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount); (iii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates; and (iv) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited financial statements do not have notes thereto).  A true and complete description of all critical accounting policies used in preparing the Financial Statements will be set forth in the notes to the Company Audited Financial Statements.  There will have been no change in the Company’s accounting policies other than as specifically described in the notes to the Audited Company Financial Statements.

(b)                                 The Company has no Liability, except for those (i) reserved on or reflected in the Company Balance Sheet; (ii) that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, that (A) are not in excess of $20,000 individually (excluding payroll obligations and Merger Expenses), and (B) do not result from any breach of Contract, tort or violation of law, and (C) could not be reasonably likely to have a Material Adverse Effect on the Company; (iii) not required to be set forth in the Company Balance Sheet under GAAP; or (iv) incurred in connection with the transactions contemplated hereby in the manner contemplated herein. Except for Liabilities reflected in the Company Financial Statements, the Company has no material off-balance sheet Liability to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by any of the Company.

(c)                                  The design or operation of the Company’s internal controls over financial reporting are sufficient in all material respects, in light of the size and scope of the Company’s operations, so as not to have adversely affected the Company’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

4.9                                 Title to Properties.  The Company has good and marketable title to all of its assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances.  Such assets are sufficient for the continued operation of the Company Business.  All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.  All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the Company Business are (a) in good condition and repair, normal wear and tear excepted, and (b) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.  All leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease.  The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company received any notice of violation of law with which it has not complied.  The Company does not own any real property.  Schedule 4.9 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by the Company with an individual value of $10,000 or greater.   For the avoidance of doubt, the representations and warranties set forth in this Section 4.9 do not apply to Intellectual Property Rights, which matters are specifically addressed in Section 4.13.

4.10                           Absence of Certain Changes.  Since the Balance Sheet Date, except as set forth in Schedule 4.10 of the Company Disclosure Letter, the Company has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company any:

(a)                                  Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect;

(b)                                 amendment or change in its Certificate of Incorporation or Bylaws;

(c)                                  incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability incurred other than in the ordinary course of business, consistent with past practice, or any indebtedness for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(d)                                 acceleration, modification or release of any vesting or exercisability condition to the right to exercise any option or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it;

(e)                                  payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $20,000 for any single Liability to a particular creditor;

(f)                                    purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 4.13(a)) and other intangible assets), properties or goodwill other than nonexclusive object code licenses of Company Products to its customers in the ordinary course of its business consistent with its past practices non-exclusive object code licenses of Company Products (as defined in Section 4.13(c)) by the Company in the ordinary course of its business consistent with past practice on its standard form of customer agreement (a copy of which has been provided to Acquiror);

(g)                                 damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(h)                                 except as contemplated by this Agreement, any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(i)                                     except as contemplated by this Agreement, any change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or consultants;

(j)                                     change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(k)                                  Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(l)                                     making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment other than the advance of business expenses incurred in the ordinary course of business consistent with past practice;

(m)                               entering into, amendment of, relinquishment, termination or nonrenewal by it of any Contract (or any other right or obligation), other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or any other right or obligation), or any written or oral indication or assertion by the other party thereto of any material problems with its services or performance under such Contract (or other right or obligation) such other party’s desire to so amend, relinquish, terminate or not renew any such Contract (or other right or obligation);

(n)                                 material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o)                                 entering into by it of any transaction, contract, agreement, arrangement, commitment or undertaking that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $20,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(p)                                 except for the Exclusivity Letter Agreement between Acquiror and the Company dated February 13, 2007, relating to the transactions contemplated by this Agreement, making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company;

(q)                                 any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(r)                                    any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $20,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

(s)                                  any Contract made by it to take any action that, if taken prior to the Agreement Date, would have made any representation or warranty set forth in this Article 4 untrue or incorrect as of the date when made;

(t)                                    any capital expenditure, the execution of any lease or the incurring of any obligation to make any capital expenditure or execute any lease;

(u)                                 any failure to pay or satisfy any Liabilities when due; or

(v)                                 announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

4.11                           Contracts, Agreements, Arrangements, Commitments and Undertakings.  Schedules 4.11(a)-(s) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound as of the Agreement Date (each a “Company Material Contract”):

(a)                                  any Contract that, by its terms, provides for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $20,000 or more in the twelve months following the Closing Date;

(b)                                 any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any Company Product or any Company Technology (“Company Channel Agreements”);

(c)                                  any Contract providing for the development of any Technology to be owned by the Company, purchase of Technology or Intellectual Property Rights by the Company, or the purchase by the Company of a license to use any Technology or Intellectual Property Rights (other than software that (i) is not redistributed with any Company Products and (ii) is generally available to the public at a per copy license fee of less than $1,000 per copy) (“Company Inbound Agreements”);

(d)                                 any Contract (i) creating a joint venture or legal partnership with any other party, (ii) that has involved, or will involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or (iii) a payment of royalties to any other party;

(e)                                  any Contract for or relating to the employment or retention by it of any director, officer, employee or consultant, or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability except as may be required by Applicable Law, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f)                                    any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction, in each case, of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board and its amendments and interpretations;

(g)                                 any lease or other Contract under which it leases,  holds or operates any items of tangible personal property or real property owned by any third party;

(h)                                 any Contract that limits its ability to engage or participate in any aspect of its business; to participate or compete in any line of business or market; to freely set prices for its products, services or technologies (including most favored customer pricing provisions); to engage in any business in any market or geographic area (or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party); or to solicite potential employees, consultants, contractors or other suppliers or customers;

(i)                                     any license, sublicense and other Contract as to which the Company is a party and pursuant to which any Person is authorized to exercise any Company IP Right (as defined in Section 4.13(b)) (“Company Outbound Agreements”), other than customer Contracts on the standard form thereof attached as Schedule 4.11(i) of the Company Disclosure Letter that are not individually material to the Company and that are entered into in the ordinary course of business (“Standard Form Customer Contracts”);

(j)                                     any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under the Company Option Plan;

(k)                                  any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(l)                                     any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (other than Standard Form Customer Contracts);

(m)                               any Contract providing for indemnification or warranting by it or any Contract containing any support, maintenance or service obligation or cost on the part of the Company (other than Company Channel Agreements, Company Inbound Agreements, Company Outbound Agreements and Standard Form Customer Contracts);

(n)                                 any Contract (i) in which its officers, directors or employees, or, to the  Company’s knowledge, stockholders or any member of their immediate families is, directly or, to the Company’s knowledge, indirectly, interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(o)                                 any Contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise;

(p)                                 any Contract with a Governmental Authority or any Governmental Permit (as defined in Section 4.14(c));

(q)                                 any settlement agreement entered into within five years prior to the date hereof;

(r)                                    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event; or

(s)                                  any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document required by these subsections (a)-(s) of this Section 4.11 to be listed on Schedule 4.11 of the Company Disclosure Letter has been delivered to Acquiror’s legal counsel.  All Company Material Contracts are in written form.

4.12                           No Default; No Restrictions.

(a)                                  Except as set forth in Schedule 4.12(a) of the Company Disclosure Letter, the Company has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract.  Each of the Company Material Contracts is in full force and effect.  Except as set forth in Schedule 4.12(a) of the Company Disclosure Letter, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (w) the right to declare a default or exercise any remedy under any Company Material Contract, (x) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (y) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (z) the right to cancel, terminate or modify any Company Material Contract.  The Company has not received any written, or, to the Company’s knowledge, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.  Except as set forth on Schedule 4.5 of the Company Disclosure Letter, the consummation of the Merger and other transactions contemplated hereby by the

Company shall not require the consent, release, waiver or approval of any third party (including the consent of any party required to be obtained in order to keep any Company Material Contract between such party and the Company in effect following the Merger).  The Company has no Liability for renegotiation of government contracts or subcontracts.

(b)                                 Except as listed in Schedule 4.11(h) of the Company Disclosure Letter, the Company is not a party to, and no asset or property of the Company is bound or affected by, any judgment, injunction, order, decree, Contract (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or, following the Effective Time of the Second Merger, the Surviving Entity or Acquiror, from competing anywhere in the world (including any judgments, injunctions, orders, decrees, Contracts restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

4.13                           Intellectual Property.

(a)                                  The Company (i) owns and has independently developed or acquired (ii) has the valid right or license to use, and, to the extent that it does any of the following, to possess, develop, make, have made, sell, offer for sale, import, license, copy, create derivative works of, distribute, market, advertise and/or dispose of, all Company IP Rights.  “Company IP Rights” means (A) all Intellectual Property Rights and Technology used in the conduct of the Company Business and (B) all other Intellectual Property Rights and Technology owned by the Company.  Such Company IP Rights are sufficient for such conduct of the Company Business, and for the development, manufacture, marketing, licensing, sale, importation and distribution of any Current Company Product (as defined below) and to the Company’s knowledge, any unreleased Company Product.  As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned or are purportedly owned or exclusively licensed to the Company; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.

(b)                                 Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms:  (i) constitute a material breach of or material default under any instrument, license or other Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or the Surviving Entity to use, and, to the extent that it does any of the following, to possess, develop, make, have made, sell offer for sale, import, license copy, create derivative works of, distribute, market, advertise and/or dispose of any Company IP Right or portion thereof.  There are no royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company to the extent necessary for the conduct of the Company Business or the use, development, manufacture, marketing, sale, licensing, importation or distribution of any Company Product and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.  After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Entity and Acquiror without restriction and without payment of any kind to any third party.

(c)                                  Schedule 4.13(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each Company Product.  “Company Product” means the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company (“Current Company Product”) and each product and service currently under development by the Company (“Unreleased Company Products”).  Neither the operation of the Company Business, nor the use, development, manufacture, marketing, license, sale, importation, distribution, furnishing or intended use of any Current Company Product (or any component or portion thereof) (i) violates any license or other Contract between the Company and any third party, or (ii) infringes or misappropriates or will infringe or misappropriate any Intellectual Property right of any other party.  The use, development, manufacture, marketing, license, sale, importation, distribution, furnishing or intended use of any Unreleased Company Product (or any component or portion thereof) (i) does not violate any license or other Contract between the Company and any third party, and (ii) does not infringe or misappropriate and will not infringe or misappropriate the copyrights or trade secrets of any other party and, to the knowledge of the Company, does not infringe and will not infringe the patent rights of any other party.  There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company to exercise any Company-Owned IP Right (or to the Company’s knowledge, any other Company-Licensed IP Right), nor to the knowledge of the Company, is there any legitimate basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts with or infringes or shall conflict with or infringe the rights of any other party, nor to the knowledge of the Company, is there any legitimate basis for any such assertion and the Company has not received any notice from any third party offering a license under any such third party patents.  None of the Company-Owned IP Rights or the Company Products (excluding any the Company-Licensed IP Rights embodied therein), or the Company, and, to the knowledge of the Company, none of the Company-Licensed IP Rights, is subject to any proceeding or outstanding order, contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company of any Company-Owned IP Rights, any Company-Licensed IP Rights or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights or Company-Licensed IP Rights, or the use, development, marketing or sales of any Company Product, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property Rights of a third party.

(d)                                 No current or former employee, consultant or independent contractor of the Company:  (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any Technology for the Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Technology.  Neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or independent contractor, subjects the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party; provided, however, the representation and warranty in this sentence shall be limited to instances in which the Company has employed or used the services of more than one employee, consultant or independent contractor (or a combination thereof) of such third party.  To the Company’s knowledge, neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or independent contractor, subjects the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.

(e)                                  The Company has taken reasonable steps under the circumstances to protect and preserve the Company-Owned IP Rights and to maintain the secrecy and confidentiality of the Company’s trade secrets and other confidential information and to preserve and maintain all the Company’s interests, proprietary rights and trade secrets in the Company IP Rights.  All current and former officers, employees, consultants and independent contractors of the Company having access to trade secrets or proprietary information of the Company, its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such trade secrets or proprietary information (in the case of trade secrets or proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquiror’s legal counsel.  The Company has secured valid written assignments from all of the Company’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law.  No current or former employee, officer, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(f)                                    To the extent that any technology, software or Intellectual Property Right developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products (“Third Party Product Technology”), the Company has a written agreement with such third party with respect thereto pursuant to which the Company either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, or (ii) has obtained licenses (sufficient for the conduct of the Company Business and the sale, licensing or distribution of the Company Products) to, all such third party’s Intellectual Property Right in such Third Party Product Technology, by operation of law or by valid Contract.  Schedule 4.13(f) of the Company Disclosure Letter sets forth a list all Third Party Product Technology that do not constitute Company-Owned IP Rights and the Contracts pursuant to which such Third Party Product Technology is licensed to the Company.

(g)                                 Schedule 4.13(g) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made by or on behalf of the Company throughout the world of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company to secure, perfect or protect its interest in the Company IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any  court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights and, to the Company’s knowledge, any Company-Licensed IP Rights.  All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company are valid, enforceable and subsisting, and the Company is the record owner thereof.  To the Company’s knowledge, the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products by the Company.  Except for the Third Party Product Technology, the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or which the Company otherwise purports to own.  To the extent that any patents would be infringed by any Current Company Products, or to the Company’s knowledge any Unreleased Company Product or the operation or conduct of the Company Business, the Company is the exclusive owner of such patents.

(h)                                 The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 4.13(i)-1 of the Company Disclosure Letter and Permitted Encumbrances).  The right, license and interest of the Company in and to each Company-Licensed IP Right is free and clear of all Encumbrances and license restrictions (other than restrictions contained in the Contract pursuant to which each such Company-Licensed IP Right is licensed to the Company (which Contracts are listed in Schedule 4.13(i)-2 of the Company Disclosure Letter, and complete and correct copies of which Contracts have been provided to counsel to Acquiror), and Permitted Encumbrances).

(i)                                     Schedule 4.13(i)-1 of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Rights.  Schedule 4.13(i)-2 of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company is authorized to use any Company-Licensed IP Rights (other than licenses of software that (i) is not redistributed with any Company Products and (ii) is generally available to the public at a per copy license fee of less than $1000 per copy).  None of the licenses or other Contracts listed in Schedule 4.13(i)-1 of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights.

(j)                                     The Company has not transferred ownership of any Intellectual Property Rights or Technology that is or was owned by the Company, to any third party, or knowingly permitted the Company’s rights in any material Company-Owned IP Rights to lapse or enter the public domain (other than through the expiration of registered Intellectual Property Rights at the end of its statutory term).  The Company has not taken actions that caused Intellectual Property Rights or Technology (from which the Company derived independent economic value, actual or potential, from such Intellectual Propery Rights or Technology not being generally known to, and not being readily ascertainable by proper means by, other persons who could obtain economic value from its disclosure or use) to be made public, except for the publication of applications or registrations relating to Intellectual Property Rights as required by Applicable Law.

(k)                                  Neither the Company nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below) or any algorithm contained in or relating to the Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on its behalf to any party of any Company Source Code.  Schedule 4.13(k) of the Company Disclosure Letter identifies each Contract (whether written or oral) pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.  As used in this Section 4.13(k), “Company Source Code” means, collectively, any human readable software source code.

(l)                                     To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company.  Except in Standard Form Customer Contracts, the Company has not agreed to indemnify any person for any infringement of any Intellectual Property Right of any third party by any Company Product that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company.

(m)                               All software developed by the Company and licensed by the Company to customers and all Company Products provided by or through the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments and express and implied warranties (to the extent not expressly disclaimed in Contracts with such customers) provided to customers, and the Company has no material Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future Action against the Company giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.  The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.  The Company has made available to Acquiror all Documentation and notes relating to the testing of the Company Products and plans and specifications for Company Products currently under development by the Company.  The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products and maintains a database covering the foregoing.  For all software used by the Company in providing Company Products or in developing or making available any of the Company Products, the Company has implemented any and all security patches or upgrades that are generally available for that software.

(n)                                 No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company Products or Services, computer software programs or applications owned by the Company.  No current or former employee, and (to the Company’s knowledge) no consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(o)                                 Schedule 4.13(o) of the Company Disclosure Letter lists all Public Software that has been distributed or used in whole or in part in conjunction with any Company Product and describes the manner in which such Public Software was were used (such description shall include whether (and, if so, how) the Public Software was modified and/or distributed by the Company).  As used in this Section 4.13(o), “Public Software” means any software or materials that that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including without limitation the GNU General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, BSD licenses or the Artistic License.

(p)                                 Company has not (i) incorporated Public Software into, or combined Public Software with, the Company-Owned IP Rights or Company Products and Services; (ii) distributed Public Software in conjunction with any Company IP Rights or Company Products; or (iii) used Public Software, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company with respect to any Company-Owned IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including, but not limited to, using any Public Software that requires, as a condition of use, modification and/or distribution of such Public Software, that other software incorporated into, derived from or distributed with such Public Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).  The Company is in compliance with the terms and conditions of all licenses for the Public Software.

(q)                                 Company is not now and has never been a member of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights.

(r)                                    The Company has complied with all Applicable Laws and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company.  The execution, delivery and performance of this Agreement, will comply with all Applicable Laws relating to privacy and with the Company’s privacy policies.  Company has not received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(s)                                  The Company has implemented and maintains a comprehensive security plan which (i) identifies internal and external risks to the security of its confidential information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (ii) maintains notification procedures in compliance with Applicable Laws in the case of any breach of security compromising unencrypted data containing personally identifiable information.  Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to its confidential information, including personally identifiable information in the Company’s possession, custody or control.

4.14                           Compliance with Laws.

(a)                                  The Company has materially complied, and is now and at the Closing Date shall be in material compliance with, all Applicable Law.

(b)                                 All materials, products and services distributed or marketed by the Company have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c)                                  The Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect.  The Company has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(d)                                 Neither the Company, nor any director, officer, agent or employee of the Company has, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

(e)                                  The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing:  (i) the Company has obtained all material export licenses and other material approvals (collectively, “Export Licenses”) required for its exports of Company Products; (ii) the Company is in material compliance with the terms of all such Export Licenses; (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to any such Export Licenses; and (iv) to the knowledge of the Company, no consents or approvals for the transfer of such Export Licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

4.15                           Certain Transactions and Agreements.  Except as set forth in Schedule 4.15 to the Company Disclosure Letter, none of the officers, directors or employees and, to the knowledge of the Company, none of the stockholders of the Company or immediate family members of an officer, director, employee or stockholder of the Company, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).  To the Company’s knowledge, none of the officers, directors, employees or stockholders of the Company, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).  None of said officers, directors or employees, or, to the Company’s knowledge, stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquiror.  None of said officers, directors or employees, or, to the Company’s knowledge, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property Rights or Technology), that is used in, or that pertains to, the Company Business, except for the rights of a stockholder under Applicable Law.

4.16                           Employees, ERISA and Other Compliance.

(a)                                  The Company is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act.  A complete list of all employees, officers and consultants of the Company and their current title and/or job description and compensation (base cash compensation and bonus opportunity for 2007, if any) is set forth on Schedule 4.16(a) of the Company Disclosure Letter.  To the knowledge of the Company, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law.  All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law.  The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions), except as may be required by Applicable Law.

(b)                                 The Company (i) is not now, and has never been, subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (iv) has no current labor disputes.  The Company has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ.

(c)                                  The Company does not maintain or contribute to, nor has it ever maintained or contributed to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is a defined benefit plan, any multiemployer plan within the meaning of Section 3(37) or ERISA, any “multiple employer plan” (within the meaning of Code Section 413(c)), any employee benefit plan, fund, program, contract or arrangement that is subject to Title IV of ERISA or Code Section 412, or any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).  None of the Company Benefit Arrangements provide for post-termination benefits of any kind with respect to any of the Company’s current or former officers, employees, agents, directors, or independent contractors except as otherwise required by Sections 601 through 608 of ERISA and Code Section 4980B(f) or comparable state laws.

(d)                                 (i)                                     Schedule 4.16(d) of the Company Disclosure Letter lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company.  Such Contracts, plans and arrangements as are described in this Section 4.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements”.

(ii)                                  Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement.  Each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code is so qualified.  Unless otherwise indicated in Schedule 4.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company (x) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered or made available to Acquiror), and to the knowledge of the Company, nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement or (y) if reliance is permitted under IRS Announcement 2001-77, the Company relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Company Benefit Arrangement.  No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.  There are no pending investigations by any Governmental Authority involving a Company Benefit Arrangement, and no pending claims (except for claims for benefits payable in the normal course of operations), suits or proceedings against any Company Benefit Arrangement or asserting any rights or claims to benefits under any Company Benefit Arrangement.  No employee of the Company and no person subject to any health plan of the Company has made medical claims through any such health plan during the 12 months preceding the Agreement Date for more than $25,000 in the aggregate for which the Company is responsible.  For purposes of the foregoing sentence, any exception to such representation and warranty set forth in the Company Disclosure Letter shall be stated generally and shall not identify any employee of the Company or person subject to any health plan of the Company who has made medical claims.

(iii)                               The Company has delivered or made available to Acquiror and its legal counsel a complete, correct and most recent copy of each Company Benefit Arrangement (or a written description of any Company Benefit Arrangement not in writing), including, where applicable and without limitation, all amendments thereto and all related trust documents, administrative services agreements, group annuity contracts, investment policy statements, financial statements, prospectuses, bonds required by ERISA, insurance policies and Contracts (including policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Benefit Arrangement, vendor contracts, employee booklets or other employee communications, summary plan descriptions, summaries of material modifications and other authorizing documents applicable to any Company Benefit Arrangement, and any material employee communications relating thereto.

(iv)                              The Company has timely filed and delivered or made available to Acquiror and its legal counsel the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Benefit Arrangement.

(v)                                 No Action has been brought, or to the knowledge of the Company, is threatened in writing against or with respect to any Company Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor.  The

Company has never been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company sponsors as employer or in which the Company participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA against the Company.

(vi)                              All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company’s financial statements (including the Company Financial Statements), or there is a period of time remaining for such contributions to be timely made.  No further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions due or accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date).  All contributions due from the Company with respect to any Company Benefit Arrangement qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement have been timely made.  All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA  have been paid or, if not paid, will be paid by the Company as of the Closing Date.  All claims under such self-insured Company Benefit Arrangement accrued or incurred by participants but not made, submitted or paid under such self-insured Company Benefit Arrangement on or before the Closing Date will be paid by Company after the Closing Date.

(vii)                           All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(viii)                        The Company shall not have any Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(ix)                                There has been no termination or partial termination of any Company Benefit Arrangement within the meaning of Section 411(d)(3) of the Code.

(e)                                  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2006, except for increases as a result of increased participation in such Company Benefit Arrangements.

(f)                                    Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and

Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and its employees.  There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that could reasonably be expected to result in a Material Adverse Effect on the Company or Acquiror.  No Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Law.

(g)                                 No benefit payable or that may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificates of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).  Unless otherwise indicated in Schedule 4.16(g) of the Company Disclosure Letter, the Company is not a party to any:  (i) Contract with any executive officer or other key employee thereof (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (y) providing any term of employment or compensation guarantee, or (z) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.  Schedule 4.16(g) of the Company Disclosure Letter lists each person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations thereunder) as determined as of the Agreement Date. The Company has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 4.16(g) of the Company Disclosure Letter.

(h)                                 No employee or consultant of the Company is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or to use trade secrets or proprietary information of others.  The employment of any employee or consultant by the Company does not subject it to any Liability to any third party.

(i)                                     The Company has never established or maintained, and has never been required to maintain or contribute to, any compensation or benefit plan by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

4.17                           Corporate Documents.  The Company has delivered or otherwise made available to Acquiror’s legal counsel for examination all documents and information listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following:  (a) copies of the Certificate of Incorporation and Bylaws, each as currently in effect, of the Company; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company; (c) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of options and warrants relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

4.18                           No Brokers.  Neither the Company nor, to the knowledge of the Company, any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.  Neither Acquiror nor the Surviving Entity shall incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Merger.

4.19                           Books and Records

(a)                                  The books, records and accounts of the Company (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets and properties of the Company, and (iv) accurately and fairly reflect the basis for the Company Financial Statements.

(b)                                 Except as disclosed in Schedule 4.19(b) of the Company Disclosure Letter, the Company has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary, (A) to permit preparation of financial statements in conformity with GAAP, (B) maintain accountability for assets, and (C) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  Schedule 4.19(c) of the Company Disclosure Letter sets forth a true, correct and complete list of the names, addresses and titles of each Person who, as of the date hereof, may reasonably be deemed to be an Affiliate of the Company.

(d)                                 Schedule 4.19(d) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(e)                                  Schedule 4.19(e) of the Company Disclosure Letter accurately lists all indebtedness of the Company for money borrowed (“Debt”), including, for each item of Debt, the interest rate, maturity date and any assets securing such Debt.  All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing the Debt.

4.20                           Insurance.  The Company maintains the policies of insurance and bonds set forth in Schedule 4.20 of the Company Disclosure Letter.  Schedule 4.20 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2004.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.  The Company has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

4.21                           Environmental Matters.

(a)                                  The Company and its predecessors and affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof.  The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Company’s knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with the compliance by the Company with any current Environmental Law in the future.  To the knowledge of the Company, no current or prior owner of any property leased or possessed by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.  All Governmental Permits held by the Company pursuant to any Environmental Law (if any) are identified in Schedule 4.21 of the Company Disclosure Letter.

(b)                                 For purposes of this Section 4.21:  (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

4.22                           Products and Service Warranties.  All Company Products sold, distributed, licensed, leased or provided by any of the Company to customers and all services provided by or through any of the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments and express and implied warranties (to the extent not expressly disclaimed in Contracts with such customers) provided to customers.  The Company’s obligations with respect to a breach of the performance warranty made in any Contract is limited to an obligation to repair or replace the Company Product in question or, if repair or replacement is not possible, a refund of the purchase price of the Company Product in question if it is returned.  The Company does not have any Liability (and, to the Company’s knowledge, there is no legitimate basis for any present or future Action against any of the Company giving rise to any Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.  The Company has not had any Company Products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.  There is not presently nor has there been since January 1, 2004 any failure or defect in any Company Product that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product.

4.23                           No Existing Discussions.  Neither of the Company nor any director, officer, employee, agent (or any investment banker, broker, finder or similar party) or, to the knowledge of the Company, stockholder, is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Acquisition Proposal.

4.24                           Customers and Suppliers

(a)                                  The Company does not have any outstanding material disputes concerning its products and/or services with any customer who, in the year ended December 31, 2006, was one of the 10 largest sources of revenues for the Company, based on amounts paid (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer.  Schedule 4.24(a) of the Company Disclosure Letter sets forth a complete and accurate list of the names and addresses of each Significant Customer, showing the approximate total sales in dollars by any of the Company to each such Significant Customer during such time period.  The Company has not received any information from any Significant Customer that such customer will not continue as a customer of any of the Company (or Acquiror) after the Closing or that any such customer intends to terminate or materially modify existing contracts or arrangements with any of the Company (or Acquiror).

(b)                                 The Company does not have any outstanding material disputes concerning products or services provided by any supplier who, in the year ended December 31, 2006 was one of the 10 largest suppliers of goods and services to the Company, based on amounts paid

(each, a “Significant Supplier”).  Schedule 4.24(b) of the Company Disclosure Letter sets forth a complete and accurate list of the names and addresses of each Significant Supplier, showing the approximate total purchases in dollars by any of the Company from each such Significant Supplier during such time period.  The Company has not received any written notice of termination or interruption of any existing Contracts with any Significant Supplier.  The Company has access, on commercially reasonable terms, to all goods and services reasonably necessary to it to carry on the Company Business, and the Company has no knowledge of any reason why the Company will not continue to have such access on commercially reasonable terms.

4.25                           Accounts Receivable.  The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practice.  Allowances for doubtful accounts and warranty returns are reasonably adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices.  The receivables of the Company arising after the Balance Sheet Date and before the Closing Date arose or will arise in the ordinary course of business, consistent with past practice.  None of the receivables of the Company is subject to any material claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of receivables is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement.  No Person has any lien on any of such receivables (except Permitted Encumbrances), and no agreement for deduction or discount has been made with respect to any of such receivables.  Schedule 4.25 of the Company Disclosure Letter sets forth an aging of the accounts receivable of the Company in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims.  Schedule 4.25 of the Company Disclosure Letter sets forth such amounts of the accounts receivable which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made since January 1, 2005, including the type and amounts of such claims.

4.26                           Disclosure.  To the knowledge of the Company, neither this Agreement (including its exhibits and schedules and the Company Disclosure Letter) nor any of the Company Ancillary Agreements delivered by the Company to Acquiror under this Agreement, when taken together, contains any untrue statement of a material fact by the Company or omits to state any material fact with respect to the Company necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 5
Representations and Warranties of Acquiror

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Acquiror addressed to the Company, dated as of the Agreement Date and delivered to the Company concurrently with the parties’ execution of this Agreement (the “Acquiror Disclosure Letter” (if any)) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall indicate the section and, if applicable, the subsection of this Article 5 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Acquiror under this Article 5), Acquiror represents and warrants to the Company as follows:

5.1                                 Organization and Good Standing.  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.  Merger Sub One is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub Two is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Acquiror, Merger Sub One and Merger Sub Two is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror’s, Merger Sub One’s or Merger Sub Two’s ability to consummate the First Merger or Second Merger (as applicable) or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.  Acquiror has made available to the Company true and complete copies of the currently effective Certificates of Incorporation and Bylaws of Acquiror, Merger Sub One and Merger Sub Two, each as amended to date.  None of Acquiror, Merger Sub One or Merger Sub Two is in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

5.2                                 Power, Authorization and Validity.

(a)                                  Power and Authority.  Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquiror Ancillary Agreements and to consummate the Merger.  The execution, delivery and performance by Acquiror of this Agreement, each of the Acquiror Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror.  Each of Merger Sub One and Merger Sub Two has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is a party and to consummate the First Merger or Second Merger (as applicable).  The execution, delivery and performance by Merger Sub One or Merger Sub Two of this Agreement, each of the Merger Sub Ancillary Agreements to which it is a party and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub One or Merger Sub Two (as applicable).

(b)                                 No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror, Merger Sub One or Merger Sub Two to enable Acquiror, Merger Sub One or Merger Sub Two to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Acquiror Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the First Merger or Second Merger (as applicable), except for:  (i) the filing by Acquiror of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) the filing of the Certificates of Merger with the Delaware Secretary of State; (iii) the filing of the Permit Application (as defined in Section 6.1) with the California Commissioner of Corporations (“California Commissioner”); (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (v) the filing with the NASDAQ Global Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable in connection with the Merger; and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquiror, Merger Sub One or Merger Sub Two would not be material to Acquiror’s, Merger Sub One’s or Merger Sub Two’s ability to consummate the First Merger or Second Merger (as applicable) or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Acquiror, Merger Sub One and Merger Sub Two.  This Agreement and each of the Acquiror Ancillary Agreements are, or when executed by Acquiror shall be, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub One and Merger Sub Two shall be, valid and binding obligations of Merger Sub One and Merger Sub Two, respectively, enforceable against Merger Sub One and Merger Sub Two, respectively, in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

5.3                                 Capitalization of Merger Subs; Acquiror Common Stock.

(a)                                  The authorized capital stock of Merger Sub One a consists of 1000 shares of common stock, $0.001 par value, all of which, as of the date hereof, are issued and outstanding and are held directly by Acquiror.  Acquiror is the sole member of Merger Sub Two.  All of the outstanding shares of common stock of Merger Sub One have been duly authorized and validly issued, and are fully paid and nonassessable.  Neither Merger Sub One nor Merger Sub Two has any subsidiaries.

(b)                                 Each of Merger Sub One and Merger Sub Two was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(c)                                  The shares of Acquiror Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, (i) will be duly authorized, validly issued, fully paid and nonassessable, and shall not be subject to preemptive rights created by statute, the Acquiror’s certificate of incorporation or bylaws or any Contract to which the Acquiror is a party or bound and (ii) will be approved for listing on the NASDAQ Global Market.

5.4                                 No Conflict.  Neither the execution and delivery of this Agreement, any of the Acquiror Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Acquiror, Merger Sub One or Merger Sub Two, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:  (a) any provision of the Certificate of Incorporation or Bylaws, or Certificate of Formation and operating agreement, as the case may be, of Acquiror, Merger Sub One or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub One or Merger Sub Two or any of their respective material assets or properties; or (c) any Contract to which Acquiror, Merger Sub One or Merger Sub Two is a party or by which Acquiror, Merger Sub One or Merger Sub Two or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s, Merger Sub One’s or Merger Sub Two’s ability to consummate the First Merger or Second Merger (as applicable) or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

5.5                                 SEC Documents.  Acquiror has made available to the Company, by reference to the Company’s and the SEC’s website, an investor disclosure package consisting of Acquiror’s annual report on Form 10-K for the fiscal year ended January 31, 2006, all quarterly reports on Form 10-Q and reports on Form 8-K and amendments thereto filed by Acquiror with the SEC since January 31, 2006 and up to the date hereof, if any, and any proxy materials distributed to Acquiror’ stockholders since January 31, 2006 and up to the date hereof, in each case excluding any exhibits or attachments thereto (the “Acquiror Disclosure Package”).  The documents in the Acquiror Disclosure Package (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements of the Securities Act and the Exchange Act, and (b) when taken together, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Acquiror, including the notes thereto, included in the documents in the Acquiror Disclosure Package fairly and accurately represented, in all material respects, the consolidated financial condition of Acquiror as of their respective dates and Acquiror’s consolidated results of operations for the respective periods specified therein are in conformity with GAAP (except, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Article 10 of Regulation S-X and the rules to Form 10-Q of the SEC, and subject, in the case of unaudited statements, to normal, immaterial year end audit adjustments).

5.6                                 Litigation.  Except as disclosed in the Acquiror Disclosure Package, as of the Agreement Date (a) there is no Action pending against Acquiror before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of Acquiror, has any such Action against Acquiror been threatened in writing, and (b) there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Acquiror, except in the cases of clauses (a) and (b) where such Action (if determined adversely to Acquiror) or such judgment, decree, injunction, rule or order would not be material to Acquiror’s, Merger Sub One’s or Merger Sub Two’s ability to consummate the First Merger or Second Merger (as applicable) or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

ARTICLE 6
Securities Law Compliance

6.1                                 California Fairness Hearing and Permit.

(a)                                  Permit Application.  As soon as reasonably practicable after the execution of this Agreement, (i) Acquiror shall prepare, with the cooperation of the Company, the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice sent to the Company Securityholders pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing (the “Hearing”) held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder (“California Securities Law”), and (ii) Acquiror shall prepare, with the cooperation of Company, any required additional informational disclosures and documentation to Company Securityholders relating to this Agreement and the transactions contemplated hereby (addressing matters not covered by the Hearing Notice) (collectively, the “Informational Documents”), which may include a letter to be sent following the issuance of the Permit (as defined below) containing the recommendation of the Company’s Board of Directors described in Section 7.11(b) and a solicitation of the approval of the Merger and adoption of this Agreement by the Company Stockholders.  Each of the Company and Acquiror shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice and the Informational Documents to comply with all requirements of Applicable Law (including federal and state securities laws and the Code and regulations promulgated thereunder).  Each of the Company and Acquiror shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Informational Documents, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Informational Documents.  Without limiting the foregoing, Company shall provide, within five (5) business days after the execution of this Agreement, all financial statements required by Section 260.613 of the California Code of Regulations. The Hearing Notice and Informational Documents shall constitute disclosure documents for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of the Company Capital Stock in the Merger and a proxy or information statement for solicitation of approval of the Merger and adoption of this Agreement by the Company Stockholders.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Hearing Notice or the Informational Documents, the Company and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of the Company Capital Stock and/or Company Options and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials to the extent required by Applicable Law.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Informational Documents prepared by it any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion (which approval shall not be unreasonably withheld); provided, however, that Acquiror shall not withhold approval of any information required to be included by federal or state law or the California Commissioner.

(b)                                 Permit.  Each of Acquiror and the Company shall use its reasonable best efforts (i) to cause to be filed with the California Commissioner, as soon as reasonably practicable hereafter, and in any event within 15 business days after the date hereof, the Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of the Acquiror Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “Permit”).  The Company and Acquiror shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing.

(c)                                  Hearing Notice; Stockholder Mailing. As soon as permitted by the California Commissioner, the Company shall deliver by personal delivery or reputable overnight courier the Hearing Notice to all holders of the Company Capital Stock and/or Company Options entitled to receive such notice under California Securities Law.  If the California Commissioner issues the Permit, then as soon as practicable thereafter the Company shall deliver by personal delivery or reputable overnight courier to all holders of the Company Capital Stock and/or Company Options (unless the Informational Documents may be delivered at an earlier time, in which case the Company shall so deliver such documents as soon as practicable) the Informational Documents.  Except for the delivery of the Informational Documents and Election Form in accordance with the terms hereof, the Company shall not, and shall cause each Company Representative (as defined in Section 7.7) not to, directly or indirectly, solicit the vote of any holder of the Company Capital Stock and/or Company Options in connection with the Merger in violation of any applicable federal or state securities laws.  In addition, in the event that the California Commissioner refuses to issue the Permit unless the parties hereto agree to make certain changes to the terms of this Agreement or any of the Company Ancillary Agreements or Acquiror Ancillary Agreements, the parties will work together in good faith to determine the feasibility of agreeing to such changes so as to satisfy the California Commissioner’s requirements for issuance of the Permit.

(d)                                 Amendment of Hearing Materials. Each of the Company and Acquiror shall use its reasonable best efforts to cause the information relating to the Company and

Acquiror included in the Hearing Notice, the Permit Application and the Informational Documents to not, at the time the Hearing Notice is delivered to holders of the Company Capital Stock and/or Company Options, at the time the Informational Documents are delivered to holders of the Company Capital Stock and/or Company Options and at all times subsequent thereto (through and including the Effective Time of the First Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, in writing if at any time prior to the Effective Time of the First Merger either the Company or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Informational Documents, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  The Company and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of the Company Capital Stock and/or Company Options and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials to the extent required by Applicable Law.

(e)                                  Restrictive Legends.  Acquiror will be authorized to give stop transfer instructions to its transfer agent with respect to any Acquiror Common Stock received pursuant to the Merger by any Affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act (regardless of whether such Person’s name appears on Schedule 4.17 of the Company Disclosure Letter) and there will be placed on the certificates representing such Acquiror Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred in conformity with Rule 145.  In addition, Acquiror may cause to be placed on the certificates representing Acquiror Common Stock issued pursuant to the Merger to all Company Stockholders such legends as are necessary to reflect such other restrictions, if applicable, as shall be set forth in the Company Stockholder Agreement (as defined in Section 7.13); provided that, for clarity, no certificates representing Acquiror Common Stock that are not Restricted Company Shares shall require any legend relating to the market standoff restrictions described in clause (b) of Section 7.13.  Following the expiration of restrictions imposed by applicable federal and state securities laws and the Company Stockholder Agreement, Acquiror will use its commercially reasonable efforts to assist the former Company Stockholders in the removal of restrictive legends and issuance of unlegended stock certifications in connection with their interactions with Acquiror’s transfer agent and brokers which process trades in Acquiror Common Stock.

(f)                                    Cooperation with California Commissioner.  The Company, Acquiror and each of the Executives shall, and the Company and Acquiror shall cause their respective officers (including the Executives) to, use commercially reasonable efforts to cooperate with each other and the California Commissioner in good faith in responding to any comments of the California Commissioner on the Permit, this Agreement, the Company Ancillary Agreements, the Acquiror Ancillary Agreements, the Employment Offer Letters or the transactions contemplated thereby to complete the Fairness Hearing and obtain the Permit.  Each of the Company, Acquiror and each of the Executives agrees to consent to such changes to this Agreement, the Company Ancillary Agreements, the Acquiror Ancillary Agreements and/or the Employment Offer Letters as are

required by the California Commissioner as a condition to completing the Fairness Hearing and obtaining the Permit.  Neither of the Executives shall have any monetary liability for breach of his obligations under this Section 6.1(f) nor shall it affect his rights under any other agreement between Executive and the Acquiror. In the event that an Executive or the Company breaches his or its obligations under this Section 6.1(f), the Acquiror’s obligations under Section 6.2(c) hereof shall terminate.

6.2                                 Private Placement.

(a)                                  Alternative to Fairness Hearing.  In the event that (i) Acquiror determines after consultation with the Company that the Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before May 30, 2007, or (ii) if (A) the California Commissioner notifies Acquiror or the Company of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Notice of Hearing and/or not to issue the Permit and (B) there has been no breach by the Company of Section 6.1, including, without limitation, Section 6.1(f), or by Executive of Section 6.1(f), then Acquiror shall issue the Acquiror Common Stock issued in the Merger in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act in accordance with this Section 6.2(a); provided, however, that Acquiror shall not elect or be required to issue the shares pursuant to this Section 6.2(a) if Acquiror shall determine in its good faith judgment after consultation with legal counsel that the issuance of the shares cannot be completed in compliance with Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and applicable state securities laws.  In furtherance of the foregoing, Acquiror’s obligation to issue the Acquiror Common Stock issued in the Merger in a private placement shall be conditioned on the Company’s delivery to Acquiror of stockholder representation agreements in customary form executed by Company Stockholders in favor of Acquiror to support such shares being issued in compliance with Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and applicable state securities laws.  The Informational Documents prepared in connection with the Hearing shall constitute the information statement to effect such private placement.  Except for the delivery of the Informational Documents in accordance with the terms hereof, the Company shall not, and shall cause each Company Representative not to, directly or indirectly, solicit the vote of any holder of the Company Capital Stock and/or Company Options in connection with the Merger by means of any general advertising or general solicitation or otherwise in violation of any applicable federal or state securities laws.  Each of the Company and Acquiror shall use its reasonable best efforts to cause the information relating to the Company and Acquiror in the Informational Documents to not, at the time the Informational Documents are delivered to holders of the Company Capital Stock and/or Company Options and at all times subsequent thereto (through and including the Effective Time of the First Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, in writing if at any time prior to the Effective Time of the First Merger either the Company or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Informational Documents, in order to make the statements contained or incorporated by reference therein not misleading or to comply with Applicable Law.  The Company and Acquiror shall cooperate in delivering any such amendment or supplement to all the Company Stockholders and all holders of Company Options.

(b)                                 Restrictive Legends.  In the event the shares of Acquiror Common Stock to be issued in connection with the Merger are issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof and/or Regulation D promulgated thereunder pursuant to Section 6.2(a), such shares may not be re-offered or resold other than in conformity with the registration and/or qualification requirements of the Securities Act and other applicable state blue sky securities laws and regulations or pursuant to an exemption therefrom.  The certificates issued by Acquiror with respect to the shares of Acquiror Common Stock issued hereunder shall, if issued pursuant to Section 6.2(a), be legended to as necessary to comply with applicable federal and state securities laws and such other restrictions, if applicable, as shall be set forth in a stockholder representation agreement in customary form executed by Company Stockholders in favor of Acquiror.  Following the expiration of restrictions imposed by applicable federal and state securities laws and such stockholder representation agreement, Acquiror will use its reasonable best efforts to assist the former Company Stockholders in the removal of restrictive legends and issuance of unlegended stock certifications in connection with their interactions with Acquiror’s transfer agent and brokers which process trades in Acquiror Common Stock.

(c)                                  Registration.  If the shares of Acquiror Common Stock to be issued in the Merger are issued pursuant to Section 6.2(a), then:  (1) Acquiror shall prepare and file a registration statement on Form S-3 (or any successor registration form under the Securities Act subsequently adopted by the SEC or other available form under the Securities Act for the resale of securities or such other form as shall then be available including Form S-1) with the SEC covering the resale of shares of Acquiror Common Stock issued in connection with the Merger within 45 calendar days after the issuance of such shares (assuming timely receipt of the Spreadsheet, all information relating to the Effective Time Holders for inclusion in such registration statement, and all signatures, opinions and consents required for such registration statement); and (2) Acquiror shall use its commercially reasonable efforts to cause such registration statement(s) to become effective as promptly as practicable after filing and to keep such registration statement(s) effective until one year after the Effective Time of the First Merger.

6.3                                 Blue Sky Laws.  Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger.  The Company shall use its reasonable best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

ARTICLE 7
Company Covenants

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time of the First Merger or (b) the termination of this Agreement in accordance with the provisions of Article 11, the Company covenants and agrees with Acquiror as follows:

7.1                                 Advice of Changes.  The Company shall promptly advise Acquiror in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 4 untrue or inaccurate such that the condition set forth in Section 10.1 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 10.2 would not be satisfied, (c) any Material Adverse Change in the Company, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the other conditions set forth in Article 10 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not be deemed to amend or supplement the Company Disclosure Letter.

7.2                                 Maintenance of Business.

(a)                                  The Company shall carry on and preserve the Company Business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices.  The Company shall cooperate in all reasonable respects with Acquiror to help ensure smooth customer transitions as of the Effective Time of the First Merger. If the Company becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it shall promptly bring such information to Acquiror’s attention in writing and, if requested by Acquiror, shall exert reasonable commercial efforts to promptly restore the relationship.  At Acquiror’s request, but in the sole discretion of the Company, such cooperation may include joint customer calls and cooperation in setting sales, marketing and manufacturing strategies.

(b)                                 The Company shall (i) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities when due.

(c)                                  The Company shall use its diligent efforts to assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

7.3                                 Conduct of Business.  Except as expressly contemplated by this Agreement, the Company shall continue to conduct the Company Business and maintain its business relationships in the ordinary and usual course consistent with its past practices, and the Company shall not without Acquiror’s prior written consent (which consent shall not be unreasonably withheld):

(a)                                  incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)                                 (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c)                                  enter into any Contract that had it been effective on the Agreement Date would have been a Company Material Contract or violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction or take any other action not in the ordinary course of business consistent with its past practices;

(d)                                 place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its tangible assets or properties;

(e)                                  sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of Company Products and Services in the ordinary course of business consistent with its past practices);

(f)                                    enter into any Contract involving in excess of $20,000 for the purchase, sale or lease of any property, whether real or personal, tangible or intangible;

(g)                                 (i) pay any bonus, increase salary, severance or special remuneration to any officer, director, employee or consultant (except pursuant to Contracts listed on Schedule 7.3 of the Company Disclosure Letter), (ii) amend or enter into any employment or consulting Contract with any such person, except in the ordinary course of business consistent with past practice except standard offer letters that provide for no severance, acceleration or other beneficial modifications to equity awards and such offers  provide for “at will” employment, or  (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under Applicable Law or as necessary to maintain the qualified status of such plan under the Code);

(h)                                 change any of its accounting methods, except as required by GAAP;

(i)                                     declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the lower of original purchase price or fair market value of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders; provided, however, that Company may distribute to Company Stockholders the Dividend Amount as part of the Aggregate Company Payments as of the Effective Time of the First Merger;

(j)                                     issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options and (ii) the grant of Company Options to purchase up to 100,000 shares of Company Common Stock under the Company Stock Plan to new hires who are not hired to be officers or directors in the ordinary course of business consistent with past practice;

(k)                                  subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l)                                     merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub One or Merger Sub Two), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m)                               amend its Certificate of Incorporation or Bylaws;

(n)                                 license any Company IP Rights except to customers in the ordinary course of business, or acquire any Technology or Intellectual Property Rights from any third party (other than licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy);

(o)                                 materially change any insurance coverage;

(p)                                 (i) agree to any audit assessment by any taxing authority, (ii) file any material Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Acquiror for its review at a reasonable time prior to filing, (iii) make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(q)                                 modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options or other securities, or accelerate or otherwise modify (i) the right to exercise any option or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r)                                    (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) settle or agree to settle any Action  (except where the amount in controversy does not exceed $20,000 and does not involve injunctive or other equitable relief);

(s)                                  (i) pay, discharge or satisfy, in an amount in excess of $20,000 in any one case or $35,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with its past practices;

(t)                                    extend any warranties, discounts or credits to customers, except in the ordinary course of business, consistent with past practice;

(u)                                 factor its accounts receivable or change its method of collection of accounts receivable or payment of accounts payable; or

(v)                                 (i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

7.4                                 Regulatory Approvals.  The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Acquiror may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement.  The Company shall use diligent efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.  The Company shall promptly inform Acquiror of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby.  If the Company or any affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror.

7.5                                 Necessary Consents.  The Company shall use its reasonable best efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Entity (or Acquiror) to carry on the Company Business immediately after the Effective Time of the First Merger and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which the Company is a party or is bound or by which any of its assets or properties is bound, including, without limitation, obtaining those written consents and authorizations of third parties listed on Schedule 7.5 of the Company Disclosure Letter.

7.6                                 Litigation.  The Company shall notify Acquiror in writing promptly after learning of any Action by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

7.7                                 No Other Negotiations.

(a)                                  Prohibited Conduct.  The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, stockholders, affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers, consultants or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly:  (i) solicit, initiate, encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal or take any other action that could reasonably be expected to lead to an Acquisition Proposal; (ii) consider or entertain any correspondence or communications received from any Person concerning any Acquisition Proposal (other than to respond to such correspondence or communications by indicating that Company is not interested in any Acquisition Proposal); (iii) furnish any nonpublic information regarding the Company to any Person (other than Acquiror and its agents and advisors) in connection with or in response to any correspondence or communications concerning any Acquisition Proposal (other than to respond to such correspondence or communications by indicating that Company is not interested in any Acquisition Proposal); (iv) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Acquiror and its agents and advisors) concerning, or furnish to any Person (other than Acquiror and its agents and advisors) any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal; (v) cooperate with, facilitate or encourage any effort or attempt by any Person to effect any Acquisition Proposal; (vi) approve, endorse or recommend any Acquisition Proposal; or (vii) execute, enter into or become bound by any letter of intent, memorandum of understanding or similar document or any Contract that provides for, contemplates, concerns or otherwise relates to any Acquisition Proposal.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 7.7(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 7.7(a), and the Company agrees, at its sole expense, to take all reasonable measures (including without limitation court proceedings) to restrain the Company Representatives from taking any such prohibited actions.

(b)                                 Notification to Acquiror.  The Company shall (i) immediately notify Acquiror after receipt by the Company (or, to the Company’s knowledge, by any of the Company Representatives) of any correspondence or communication that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or any other notice that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquiror (or its and its agents and advisors), which notice shall identify the Person or Persons making, or considering making, such Acquisition Proposal or request for information or access, (ii) shall keep Acquiror fully informed as promptly as practicable of the status and details of any such Acquisition Proposal (including amendments or proposed amendments) or request for information or access and any correspondence or communications related thereto, and (iii) shall provide to Acquiror a true, correct and complete copy of such Acquisition Proposal or request for information or access and any amendments, correspondence and communications related thereto (if in writing) or a written summary thereof (if not in writing).  The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Acquisition Proposal.  The Company shall, and shall cause the Company Representatives to, immediately cease and cause to be terminated (and shall not resume or otherwise continue) any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

7.8                                 Access to Information.  The Company shall allow Acquiror and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Nondisclosure Letter Agreement between the Company and Acquiror (the “Mutual NDA”) and provided that such access shall not unreasonably disrupt the Company’s normal business activities.  The Company shall cause its accountants to cooperate with Acquiror and Acquiror’s agents and advisors (provided that, prior to any disclosure to such agents or advisors, such agents or advisors are bound by the terms of a confidentiality agreement with substantially similar restrictions as included in the Mutual NDA to restrict the use and disclosure of the Company’s confidential information) in making available all financial information reasonably requested by Acquiror and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

7.9                                 Satisfaction of Conditions Precedent.  The Company shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 10, and the Company shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.  The Company will withhold for all income and employment-related taxes imposed in connection with the exercises of Company Options described in Section 2.4(b)(ii).

7.10                           Company Benefit Arrangements.  Upon Acquiror’s request, at least five business days prior to the Effective Time of the First Merger, the Company shall terminate the Company’s 401(k) Plan and any employee leasing arrangement or professional employee organization prior to the Closing Date.  If Acquiror requests that the Company’s 401(k) Plan be terminated, the Company’s Board of Directors shall adopt resolutions authorizing the termination of the 401(k) Plan no later than the day before the Closing Date, such resolutions and amendment to be subject to the review by and approval of Acquiror, which shall not be unreasonably withheld.  All participants and former participants in such 401(k) Plan (and in any other Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA) shall become fully vested in their account balances under the 401(k) Plan (or the such employee pension benefit plan) to the extent required by Applicable Law.  The Company shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than Contracts listed on Schedule 7.10 of the Company Disclosure Letter) prior to the Closing Date.

7.11                           Approval of the Company Stockholders.

(a)                                  Stockholder Consent.  The Company shall take all action necessary in accordance with this Agreement, Delaware Law, and the Certificate of Incorporation and Bylaws of the Company to secure the written consent of the Company Stockholders approving the Merger and adopting this Agreement (the “Company Stockholders Consent”) as soon as practicable (and in any event no later than two (2) business days) after the date the California Commissioner issues the Permit.  The Company’s obligation to secure the Company Stockholders Consent in accordance with this Section 7.11(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal.  The Company shall exercise reasonable best efforts to take all other action necessary to secure the vote or consent of the Company Stockholders required to effect each of the transactions contemplated by this Agreement.

(b)                                 Board Recommendation.  In the Informational Documents or Information Statement, as applicable, the Company’s Board of Directors shall make a unanimous, unqualified recommendation that the Company Stockholders vote in favor of adoption of this Agreement and approval of the Merger pursuant to the Company Stockholders Consent and state that the Board of Directors has concluded that the terms and conditions of the Merger and this Agreement are fair, just, reasonable, equitable, advisable and in the best interests of the Company and its securityholders.  Neither the Company’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of adoption of this Agreement and approval of the Merger.

(c)                                  Parachute Payment Waivers. The Company shall use its reasonable best efforts to obtain and deliver to Acquiror, prior to the initiation of the requisite stockholder approval procedure under Section 7.11(d), a Parachute Payment Waiver, in a form reasonably acceptable to Acquiror, from each Person who the Company or Acquiror reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 7.11(d), and who the Company or Acquiror reasonably believe might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code.

(d)                                 280G Stockholder Approval. The Company shall use its reasonable best efforts to obtain, prior to the Closing Date, the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 7.11(c), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

7.12                           Notices to Company Securityholders and Employees.

(a)                                  The Company shall timely provide to holders of Company Capital Stock and Company Options all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company Option Plan or other applicable Contracts.

(b)                                 The Company shall give all notices and other information required to be given to the employees of the Company and any applicable Governmental Authority under the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

7.13                           Company Stockholder Agreements.  The Company shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing Schedule 4.17 of the Company Disclosure Letter.  The Company will use reasonable best efforts to deliver or cause to be delivered to Acquiror, as promptly as practicable on or following the date hereof, from each Person who is a Company Stockholder or is reasonably expected to be a Company Stockholder as of immediately prior to the Effective Time of the First Merger (other than holders of Dissenting Shares), an executed Company Stockholder Agreement substantially in the form attached hereto as Exhibit D (“Company Stockholder Agreement”), pursuant to which (a) each such Person who is an Affiliate of the Company as of the Effective Time of the First Merger shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act, and (b) each such Person who is an Affiliate shall agree, for itself and its affiliated distributes, assigns and transferees, that half of the shares of Acquiror Common Stock issued to them in connection with the Merger (such Person’s “Restricted Company Shares”) shall be subject to market standoff restrictions that lapse as to all of such Restricted Company Shares on the forty-fifth day after the Effective Time of the First Merger.  The foregoing shall not prohibit any sale or other disposition of shares of Acquiror Common Stock in connection with a sale of all or substantially all of the outstanding shares of the Acquiror Common Stock in connection with a merger, reorganization or similar transaction involving Acquiror or a tender offer directed to stockholders of Acquiror generally.

7.14                           Distribution of Dividend Amount.  The Company shall seek stockholder approval of such actions as may be required to satisfy the condition set forth in Section 10.23 of this Agreement.  Any distribution of the Dividend Amount (including amounts released pursuant to the Escrow Agreement) to the Company Stockholders shall be treated as satisfying the liquidation preferences of the Preferred Stock in accordance with the Company’s certificate of incorporation.  The Company’s Certificate of Incorporation shall be amended, if and as necessary, to so provide.

7.15                           Company Audit.  The Company has engaged Moss Adams, LLP, which accounting firm shall audit the Company Financial Statements (the “Audit”).  As soon as the

Audit as been completed, the Company shall prepare and provide to Acquiror (a) the Audited Balance Sheets dated December 31, 2005 and 2006 and (b) audited statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the years ended December 31, 2005 and 2006 and any notes to the foregoing financial statements (the “Company Audited Financial Statements”).  The Company Audited Financial Statements shall be prepared in accordance with GAAP.

7.16                           Qualification to do Business.  Promptly after the Agreement Date, the Company shall qualify to do business in the State of New York.

7.17                           Termination of Certain Agreements.  Promptly after the Agreement Date, the Company shall terminate the agreements listed on Schedule 7.17 of the Company Disclosure Letter.

ARTICLE 8
Acquiror Covenants

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time of the First Merger or (b) the termination of this Agreement in accordance with the provisions of Article 11, Acquiror covenants and agrees with the Company as follows:

8.1                                 Advice of Changes.  Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror contained in Article 5 untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied and (b) any breach of any covenant or obligation of Acquiror pursuant to this Agreement or any Acquiror Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.1 shall not be deemed to amend or supplement the Acquiror Disclosure Letter, if any.

8.2                                 Regulatory Approvals.  Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be reasonably required, or which the Company may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement.  Acquiror shall use diligent efforts to obtain, and to cooperate with the Company to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents.  Acquiror shall promptly inform the Company of any material communication between Acquiror and any Governmental Authority regarding any of the transactions contemplated hereby.  If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.  Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Acquiror nor any of its Subsidiaries or affiliates shall be under any obligation to:  (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its Subsidiaries or affiliates or the Company, or the holding separate of the shares of Company Capital Stock or (ii) the imposition of any limitation on the ability of Acquiror or any of its Subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock.

8.3                                 Satisfaction of Conditions Precedent.  Acquiror shall use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 9, and Acquiror shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

8.4                                 Employee Benefit Matters.  All Company employees who continue as employees of Acquiror or a subsidiary of Acquiror following the Closing (“Continuing Employees”) shall be eligible to participate on substantially similar terms in those employee benefits plans maintained for similarly situated employees of Acquiror, such participation and benefits subject to the terms and conditions of such plans.  Notwithstanding the foregoing, Acquiror may, in its sole discretion, elect to continue a Company Employee Plan that provides welfare and/or pension benefits, in which case, the preceding sentence shall apply only upon the termination of such Company Benefit Arrangements.  Acquiror shall recognize the prior service with the Company of each of the Continuing Employees in connection with Acquiror’s PTO plan, for purposes of eligibility, levels of benefits and vesting under Acquiror’s employee benefit plans and arrangements, but only to the extent permitted by the terms of such plan.  Continuing Employees will be given credit for amounts paid under any Company Benefit Arrangement during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable employee benefit plan of Acquiror.  Notwithstanding anything in this Section 8.4 to the contrary, this Section 8.4 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Acquiror to continue to maintain any severance plan or other employee benefit plan in effect following the Effective Time of the First Merger for Acquiror’s employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Acquiror at will at any time, with or without cause, for any reason or no reason.

8.5                                 Indemnification of Company Directors and Officers; D&O Insurance.

(a)                                  If the Merger is consummated, then until the fourth anniversary of the Effective Time of the First Merger, Acquiror will cause the Surviving Entity to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification provisions agreements or any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to:  (i) claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time; and (ii) as to the Company’s directors only, claims asserted before or after the Effective Time which challenge the validity of or seek to enjoin the operation of Section 7.7 (No Other Negotiations), Section 7.11(a)-(b) (Approval of the Company Stockholders), or Section 11.2 (Unilateral Termination) of this Agreement.  In connection therewith Acquiror shall advance expenses to the Company Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  Acquiror shall ensure that the applicable charter documents of the Surviving Entity shall contain indemnification provisions in favor of the Company Indemnified Persons that are comparable in all material respects to those set forth in the Company’s Certificate of Incorporation and Bylaws in effect on the Agreement Date.  Any claims for indemnification made under this Section 8.5 on or prior to the fourth anniversary of the Effective Time of the First Merger shall survive such anniversary until the final resolution thereof.  However, the foregoing covenants under this Section 8.5 shall not apply to any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by the Company in connection with this Agreement or the transactions contemplated hereby or made by a Company Stockholder in connection with the Voting Agreement.  The effectiveness of the foregoing provisions of this Section 8.5 is conditioned upon the receipt of Company Securityholder Releases from those Company Stockholders and Company Optionholders described in the last two sentences of Section 10.12.

(b)                                 Acquiror shall cause the Surviving Entity to maintain in effect the existing directors’ and officers’ liability insurance policy (the “D&O Tail Policy”) placed prior to the Closing and administered through the Company’s current insurance broker, covering those persons (the “Policy Beneficiaries”) who are covered as of the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage, provided, however, that the term of such policy shall not exceed four (4) years from the Closing Date.

8.6                                 NASDAQ Listing.  Acquiror shall authorize for listing on the NASDAQ Global Market the shares of Acquiror Common Stock issued in connection with the Merger.

8.7                                 Non-Continuing Employees.  The parties agree that the individuals identified on Schedule 8.7 of the Company Disclosure Letter will not be offered employment with the Surviving Entity.  Not later than two (2) business days before the Closing Date, the Company will deliver to the Company a list of the number of Company Options that will be unvested as of the Closing Date held by such persons.

8.8                                 Merger Expenses; Accounts Payable.  Conditioned upon the effectiveness of the First Merger, in order to allow payment for the Company to pay the Dividend Amount at or around the Effective Time of the First Merger, Acquiror will advance to the Company in cash the first $100,000 of Merger Expenses plus the amount of any Qualified Accounts Receivable needed for the Company to pay the Dividend Amount, provided that such amounts shall not be taken into account in calculating the Dividend Amount.  For the avoidance of doubt, these advances shall be deemed to be part of the aggregate purchase being paid by Acquiror for the Company for accounting and tax purposes.

8.9                                 Collection of Accounts Receivable; Non-Qualified Accounts Receivable.  Acquiror shall use commercially reasonable efforts to collect accounts receivable on the Company’s balance sheet as of the Closing Date.  In the event that accounts receivable on the Company’s balance sheet as of the Closing Date that were excluded from Qualified Accounts Receivable are later collected by Acquiror or the Surviving Entity before the six-month anniversary of the Effective Time of the First Merger, Acquiror shall contribute (or cause the Surviving Entity to contribute) such amount, net of collection costs (the “Net Collected Non-Qualified AR”) to the Escrow Agent to be distributed in accordance with the terms of the Escrow Agreement.

ARTICLE 9
Conditions to Obligations of The Company

The Company’s obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company and (b) by proceeding with the Closing, the Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):

9.1                                 Accuracy of Representations and Warranties.  The representations and warranties of Acquiror set forth in Article 5, disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), except where the failure of such representations or warranties to be true or correct have not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror’s, Merger Sub One’s or Merger Sub Two’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements, and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

9.2                                 Covenants.  Acquiror shall have performed and complied in all material respects with all of its covenants contained in this Agreement and the Acquiror Ancillary Agreements on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

9.3                                 Compliance with Law; No Legal Restraints.  There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

9.4                                 Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and all waiting periods shall have expired or been terminated, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, in each place as may be required to lawfully consummate the Merger, including requirements under applicable federal and state securities law.

Article 10
Conditions to Obligations of Acquiror and Merger Subs

Acquiror’s, Merger Sub One’s and Merger Sub Two’s obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Acquiror, Merger Sub One and Merger Sub Two in a writing signed by Acquiror and (b) by proceeding with the Closing, Acquiror, Merger Sub One and Merger Sub Two shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied):

10.1                           Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article 4 (as modified by the Company Disclosure Letter in accordance herewith), disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), except where the failure of such representations or warranties to be true or correct have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, provided, however, that (a) in the case of the representations and warranties contained in Section 4.3(a) (Power and Authority), Section 4.4 (Capitalization), Section 4.5 (No Conflict), Section 4.6 (Litigation) and Section 4.13 (Intellectual Property) (as to representations relating to intellectual property ownership, misappropriation or infringement only) (collectively, the “Special Representations”), such Special Representations (i) that are qualified as to materiality shall be true and correct and (ii) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), and (b) the representations and warranties relating to the accuracy and presentation of the Company Financial Statements will not be deemed to have been breached (solely for purposes of this Section 10.1) as a result of audit adjustments reflected in the Audited Financial Statements except and to the extent that the Audit Adjustment Amount exceeds $500,000, and at the Closing Acquiror shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.

10.2                           Covenants.  The Company shall have performed and complied in all material respects with all of its covenants contained in Article 7 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquiror shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.

10.3                           No Material Adverse Change.  There shall not have been any Material Adverse Change in the Company since the date of this Agreement, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement and at the Closing.  Acquiror shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.

10.4                           Compliance with Law; No Legal Restraints.  There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal:  (a) the Merger; or (b) Acquiror’s right (or the right of any Subsidiary of Acquiror) to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company) or conduct the Company Business on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets.  No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or threatened or pending against the Company that could reasonably be expected to have a Material Adverse Effect on the Company or Acquiror.

10.5                           Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and all waiting periods shall have expired or been terminated, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, in each case as may be required to consummate the Merger, including requirements under applicable federal and state securities laws.

10.6                           Opinion of Company’s Legal Counsel.  Acquiror shall have received from Wilson Sonsini Goodrich & Rosati, legal counsel to the Company, an opinion in substantially the form set forth in Exhibit E.

10.7                           Consents.  Acquiror shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Schedule 10.7 of the Company Disclosure Letter.

10.8                           Company Stockholder Approval.  The Merger and this Agreement (including the treatment of the Company Preferred Stock in the Merger pursuant to this Agreement) shall have been duly and validly approved and adopted, as required by Delaware Law and the Company’s

Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the Company Stockholders.  The number of Dissenting Shares shall not exceed 3% of all the Company Capital Stock (on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time of the First Merger.

10.9                           Voting Agreements; Employment Matters.  The Voting Agreement of each of the persons identified on Exhibit B-1 shall continue to be in full force and effect.  The Employment Offer Letters of the persons identified on Exhibit A-1, Exhibit A-2 and Exhibit A-3 shall continue to be in full force and effect, except to the extent any of such persons has died or become permanently disabled.  If one (but not more than one) of the persons identified on Exhibit A-3 rescinds such person’s offer letter or otherwise does not continue such person’s employment with the Company, the Acquiror will consult with the Company in good faith as to possible workaround arrangements before deciding whether to exercise its rights under this closing condition.

10.10                     Audited Financial Statements Certification.  At the Closing Acquiror shall have received from the Company a certificate certifying that the Audited Financial Statements fairly present in all material respects the financial condition and results of operations of the Company as of and for the periods indicated.  Such certificate shall be executed by the Company’s President or Chief Executive Officer, in the form attached hereto as Exhibit G (the “Audited Financial Statements Certification”).

10.11                     Termination of Company Warrants.  The Company shall have no Company Warrants outstanding immediately prior to the Effective Time of the First Merger.  In the event that all Company Warrants are not terminated and Acquiror waives this closing condition and proceeds with the Closing, then notwithstanding any provision of Section 2.4(b), such Company Warrant shall be deemed to have been net exercised immediately prior to the Effective Time of the First Merger, and a portion of the Dividend Amount shall be allocated to such Company Warrant as if net exercised immediately prior to the Effective Time of the First Merger.

10.12                     Termination of Company Stockholder Documents and Rights.  Each of the Series A Preferred Stock Purchase Agreement dated August 1, 2005, the Series B Preferred Stock Purchase Agreement dated March 31, 2006, the Amended and Restated Investors Rights Agreement dated March 31, 2006, the Amended and Restated Voting Agreement dated March 31, 2006 and the Amended and Restated Right of First Refusal and Co-Sale Agreement dated March 31, 2006 (each as amended to date, and collectively, the “Company VC Agreements”) shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the Company VC Agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.  By executing this Agreement, the Company hereby consents to the termination of each of the Company VC Agreements effective at the Effective Time of the First Merger.  The Company shall have used commercially reasonable efforts to obtain a release from liability in favor of the Company Indemnified Parties and agreements reasonably designed to facilitate timely resolution of the Hearing, in substantially the form attached hereto as Exhibit H (“Company Securityholder Release”) from Company Stockholders holding 100% of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time of the First Merger, and Company Stockholders holding

97% of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time of the First Merger shall have executed and delivered to Acquiror a Company Securityholder Release, and none of such stockholders shall have revoked or rescinded such release.  The Company shall have used commercially reasonable efforts to obtain a Company Securityholder Release from Company Optionholders representing 100% in interest of the outstanding Company Options as of immediately prior to the Effective Time of the First Merger, and Company Optionholders representing at least 97% in interest of the outstanding Company Options as of the Effective Time of the First Merger shall have executed and delivered to Acquiror a Company Securityholder Release and such Company Securityholder Releases shall be in full force and effect.

10.13                     Resignations of Directors and Officers.  The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time of the First Merger, shall have resigned from such positions in writing effective as of the Effective Time of the First Merger.

10.14                     Company Stockholder Agreement.  All Company Stockholders who are Affiliates of the Company as of immediately prior to the Effective Time of the First Merger (including Company Common Stock issued or issuable upon conversion of Preferred Stock, other than holders of solely Dissenting Shares) shall have executed and delivered to Acquiror a Company Stockholder Agreement.

10.15                     Dividend Amount Certificate and Spreadsheet.  Acquiror shall have received the Dividend Amount Certificate and Spreadsheet from the Company by the fifth business day prior to Closing, which Dividend Amount Certificate and Spreadsheet shall have been subject to review and approval by Acquiror, such approval shall not be unreasonably withheld; provided, however, that such receipt and approval shall not be deemed to be an agreement by Acquiror that the Dividend Amount Certificate or Spreadsheet is accurate and shall not diminish Acquiror’s remedies hereunder if the Dividend Amount Certificate or Spreadsheet is not accurate.

10.16                     Section 280G Approval.  If, in Acquiror’s reasonable belief, any Contract or arrangement to which the Company is a party would be reasonably likely to give rise to or has given rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, such amount shall have been subject to a vote by the Company Stockholders as required by Section 7.11(d), and, as required by Section 7.11(c), any “disqualified individuals” shall have agreed to, and shall, forfeit any payments that would be non-deductible if the stockholder approval described in Section 7.11(d) is not obtained.

10.17                     Company Good Standing Certificates.  Acquiror shall have received a certificate from the Delaware Secretary of State and each other State in which the Company is qualified to do business as a foreign corporation certifying that the Company is in good standing.

10.18                     Termination of Company Benefit Arrangements.  The Company shall have delivered a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Benefit Arrangements described in Section 7.10, including the Company’s

401(k) Plan with such termination effective no later than the day immediately preceding the Effective Time, if requested by Acquiror to be terminated.

10.19                     Benefits Waivers.  Each individual listed on Exhibit F shall have executed and delivered to Acquiror a Benefits Waiver in form mutually agreeable to Acquiror, the Company and such person.

10.20                     FIRPTA.  Acquiror, as agent for the stockholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to Acquiror, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

10.21                     Secretary Certificate.  Acquiror shall have received a certificate executed by the Secretary or Assistant Secretary of the Company certifying copies of resolutions adopted by the Board of Directors of the Company and the Company Stockholders evidencing approval of the Merger and the execution, delivery and performance of this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby.

10.22                     Termination of Encumbrances.  Acquiror shall have received executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquiror that all Encumbrances on any assets of the Company shall have been released prior to or simultaneously with the Closing.

10.23                     Possible COI Amendment/Conversion.  In the event that the holders of any series of Preferred Stock do not wish to take advantage of their liquidation preferences, then the Company shall have taken whatever action is required to exempt the Merger from the provisions of the Company’s Certificate of Incorporation relating to such liquidation preferences, or such series of Preferred Stock shall have caused such series of Preferred Stock to convert into Company Common Stock or be deemed to have converted into Company Common Stock immediately prior to, and contingent upon, the Effective Time.  The Company’s Certificate of Incorporation shall be amended, if and as necessary, to provide that as of the Effective Time of the First Merger, the Dividend Amount will be deemed to count toward payment of the aggregate liquidation preferences of the Preferred Stock and will not be in addition to such liquidation preferences.

10.24                     Audit Differential Amount.  The Audit Differential Amount shall be less than $500,000.

10.25                     Company Option Matters.  The Company Options listed on Schedule 10.25-1 of the Company Disclosure Letter shall have been amended in the manner set forth on Schedule 10.25-2 of the Company Disclosure Letter.

10.26                     Private Placement.  In the event that the Acquiror Common Stock to be issued in connection with the Merger is to be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof and/or Regulation D promulgated thereunder pursuant to Section 6.2(a), then the transactions shall qualify as a private placement exempt from registration under the Securities Act and applicable state securities laws.

Article 11
Termination of Agreement

11.1                           Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Acquiror and the Company.

11.2                           Unilateral Termination.

(a)                                  Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b)                                 Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if the First Merger shall not have been consummated by midnight Pacific Time on May 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 9 or Article 10 to be fulfilled or satisfied on or before such date; provided, further, if that the failure to consummate the First Merger by the Termination Date is wholly or in part caused by a delay of the completion of the audit of the Company Financial Statements as provided in Section 7.15 (the “Audit”), the Termination Date shall be automatically extended, without any action on the part of the parties, by the amount of time necessary to complete the Audit; provided, further, that if the Permit has not been issued by the Commissioner within 45 days of the date of filing of the Permit Application, then the Termination Date shall be extended by such number of days in excess of such 45-day period.

(c)                                  Either Acquiror or the Company may terminate this Agreement at any time prior to the Effective Time if (a) the other has committed a breach of (i) any of its representations and warranties under Article 4 or Article 5, as applicable, or (ii) any of its covenants under Article 7 or Article 8, as applicable, and has not cured such breach within ten (10) business days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 11.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (b) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article 10 or Article 9, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 11.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement; provided, further, that in the event that the Audit Differential Amount is less than $500,000, that fact by itself shall not give rise to a termination right under this 11.2(c) (even if the existence of such differential would otherwise represent a breach of the Company’s financial statement representation in Section 4.8 hereof).

(d)                                 Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if any required approval of the Company Stockholders approving the Merger and adopting this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly noticed and held meeting of stockholders (or at any adjournment thereof) or by written consent of the stockholders within two (2) business days following the date the California Commissioner issues the Permit; provided, however, that the right to terminate this Agreement under this Section 11.2(d) shall not be available to the Company where the failure to obtain stockholder approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement or (ii) a breach of one or more of the Voting Agreements.

(e)                                  Acquiror, by giving written notice to the Company, may terminate this Agreement if (i) the Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Acquisition Proposal or shall have resolved to do any of the foregoing, (ii) the Company shall have breached Section 7.7 (No Other Negotiations), (iii) the Company shall have for any reason failed to call, convene and hold the Company Stockholders Meeting (or submit to the vote of the Company Stockholders at the Company Stockholders Meeting the approval of the Merger  and adoption of this Agreement) or secure the Company Stockholders Consent within two (2) business days following the date the California Commissioner issues the Permit, or (iv) if an Acquisition Proposal shall have been made and the Company’s Board of Directors of the Company in connection therewith, does not within five business days of such occurrence reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Acquisition Proposal.  For purposes of clause (ii) above, the mere fact of receipt by the Company or any Company Representative of an Acquisition Proposal shall not in and of itself be conclusive evidence of breach of Section 7.7.

(f)                                    The Company, by giving written notice to Acquiror (“Termination Notice”), may terminate this Agreement if (i) Acquiror shall have breached the representations and warranties Section 5.5; (ii) such breach results from a restatement of the financial statements of Acquiror included in the documents in the Acquiror Disclosure Package; and (iii) such restatement either (x) impacts Acquiror’s revenues, results of operations or balance sheet items to an extent sufficient to constitute a Material Adverse Effect of Acquiror or (y) results in the delisting of the Acquiror’s Common Stock from the NASDAQ Global Market (or other principal exchange or market on which Acquiror Common Stock is then listed); provided that, in the case of clause (y), the delisting must have continued for thirty (30) days beyond the date of receipt by Acquiror of the Termination Notice.

11.3                           Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub One, Merger Sub Two or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of this Section 11.3 (Effect of Termination) and Article 13 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement, (ii) the Mutual NDA shall remain in full force and effect in accordance with its terms and (iii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party’s covenants contained herein or contained in the Mutual NDA.

Article 12
Survival of Representations, Indemnification
and Remedies; Continuing Covenants

12.1                           Survival; Agreement to Indemnify.

(a)                                  Survival.  If the First Merger is consummated, the representations and warranties of the Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby (including the Audited Financial Statements Certification) shall survive the Effective Time of the First Merger and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the first anniversary of the Effective Time of the First Merger; provided, however, that no right to indemnification pursuant to Article 12 in respect of any claim based upon any breach of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty and any such claims delivered prior the applicable expiration date may be pursued until resolution of such claims; and provided, further, that such expiration shall not affect the rights of any Acquiror Indemnified Person under Article 12 or otherwise to seek recovery of Damages arising out of any fraud or intentional misrepresentation by the Company or any Company Representative until the expiration of the applicable statute of limitations.  If the First Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates of Acquiror contemplated hereby shall expire and be of no further force or effect as of the Effective Time of the First Merger.  If the First Merger is consummated, all covenants of the parties set forth in this Agreement (including the covenants set forth in Article 7 and Article 8) shall expire and be of no further force or effect as of the Effective Time of the First Merger, except to the extent covenants of the Acquiror provide that they are to be performed after the Effective Time of the First Merger (including without limitation, the covenants and agreements set forth in Article 2 (and the related Exhibits)); provided, however, that no right to indemnification pursuant to Article 12 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

(b)                                 Agreement to Indemnify.  Subject to the limitations set forth in this Article 12, from and after the Effective Time of the First Merger, each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless Acquiror and its officers, directors, agents, representatives, stockholders and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs), calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) (hereinafter collectively referred to as “Damages”), paid or incurred by the Acquiror Indemnified Persons, or which may become paid by the Acquiror Indemnfied Persons as a result of any assessments, taxes, claims, demands, Liability, assertions of Liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative), directly or indirectly arising out of, resulting from or in connection with:  (i) any failure of any representation or warranty made by the Company in this Agreement, the Company Disclosure Letter, any Company Ancillary Agreement or any exhibit or schedule to this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates) (other than, with respect to the representations and warranties (i) set forth in Section 4.8 relating to the accuracy and presentation of the Company Financial Statements to the extent that (A) such failure relates to matters covered by clause (xii) of this Section 12.1(b) or (B) such failure arises from inaccuracies in the revenues or Liabilities set forth in the Company Financial Statements that result from any reclassification of revenues to deferred revenues in the Audited Financial Statements and (ii) set forth in Section 4.13(m) and Section 4.22); (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquiror pursuant to any provision of this Agreement (other than the Dividend Amount Certificate) to be true and correct as of the date such certificate is delivered to Acquiror (other than, with respect to the representations and warranties (i) set forth in Section 4.8 relating to the accuracy and presentation of the Company Financial Statements to the extent that (A) such failure relates to matters covered by clause (xii) of this Section 12.1(b) or (B) such failure arises from inaccuracies in the revenues or Liabilities set forth in the Company Financial Statements that result from any reclassification of revenues to deferred revenues in the Audited Financial Statements and (ii) set forth in Section 4.13(m) and Section 4.22); (iii) any breach of or default by the Company prior to the Closing Date of any of the covenants or agreements made by the Company in this Agreement, the Company Disclosure Letter, any Company Ancillary Agreement or any exhibit or schedule to this Agreement; (iv) any of the matters set forth on Company Disclosure Letter that constitutes an exception to Section 4.6 (Litigation); (v) any economic Damages resulting from inaccuracies in the amounts shown in the Dividend Amount Certificate or Spreadsheet to be payable to any holder of the Company’s securities; (vi) any Indemnifiable Merger Expenses; (vii) any Dissenting Shares Excess Payments; (viii) any breaches of the representations set forth in the Audited Financial Statements Certification; (ix) any actual or alleged infringement or misappropriation of any third party Intellectual Property Rights, provided that (A) the claim, demand, assertion of liability, action, suit or proceeding alleging such infringement or misappropriation (“Escrow IP Claim”) is first made or brought by an unrelated third party against the Acquiror, the Company or the Surviving Entity between the Agreement Date and the twelve-month anniversary of the Effective Time of the First Merger and (B) the third party seeks (including by way of demand letter or similar communication to the Company or the Surviving Entity) or obtains (by way of court order, judgment or decree or settlement agreement) either injunctive relief or monetary damages relating to any Company Product or any Company IP Rights (provided that Acquiror will not enter into any such settlement agreement without the consent of the Representative, which will not unreasonably be withheld) (and for the avoidance of doubt, the indemnity provided in this clause (ix) shall apply irrespective of any disclosures in the Company Disclosure Letter, whether or not the Company had knowledge of such potential claim, demand, assertion of liability, action, suit or proceeding or of any basis therefor), and whether or not the third party prevails in obtaining injunctive relief or monetary damages (by way of court order, judgment or decree or settlement agreement) (such events, the “Escrow IP Claim Events”), and provided further that the Company shall reimburse Acquiror for all costs and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs) to evaluate, respond to and defend against Escrow IP Claims as they are incurred; (x) fraud, willful breach or intentional misrepresentation by the Company or any Company Representative; (xi) any failure to collect any Qualified Accounts Receivable within sixty (60) days of the date of such Qualified Accounts Receivable have first become past due; (xii) the Audit Differential Amount, if any, excluding any portion thereof that is fully taken into account by a corresponding reduction in the Dividend Amount; and (xiii) any refund of the amount paid for a Company Product by the Surviving Entity to a customer under a Contract entered into by the Company on or before the Effective Time of the First Merger if, after using commercially reasonable efforts, the Surviving Entity was unable to repair or replace the Company Product under that Contract and the Surviving Entity paid or was required to pay the refund; provided, however, that the Acquiror Indemnified Persons shall not assert claims for Damages with respect to any matter pursuant to this Section 12.1 to the extent it would result in a collection of more than 100% of the applicable Damages; provided, further, that Damages against Acquiror Indemnified Persons that have not been paid or incurred by such Acquiror Indemnified Persons may be subject to a Claim, but such Damages may not be deducted from the escrow fund until actually paid or incurred by such Acquiror Indemnified Persons.

In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded.

12.2                           Remedies and Limitations.

(a)                                  Escrow Cash.  If the First Merger is consummated, recovery from the Escrow Cash in accordance with the terms of this Agreement and the Escrow Agreement shall be the sole and exclusive remedy under this Agreement or any Company Ancillary Agreement for the matters listed in the foregoing clauses (i)-(xiii) of Section 12.1 or any other claims, except in the case of fraud or intentional misrepresentation by the Company or any Company Representative.

(b)                                 Deductible.  Notwithstanding anything contained herein to the contrary, no Acquiror Indemnified Person may receive any recovery in respect of any claims for indemnification made pursuant to Section 12.1(b), unless and until Damages in an aggregate amount greater than $250,000 (the “Deductible”) have been incurred, paid or properly accrued, in which case the Acquiror Indemnified Persons may make claims for indemnification for all Damages in excess of the Deductible; provided, however, that Acquiror Indemnified Persons may make claims for Damages pursuant to clauses (v), (vi), (vii), (ix), (x), (xi) and (xii) of Section 12.1(b) without regard to the Deductible.  In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded.

(c)                                  No Contribution.  The obligations of the Effective Time Holders under this Article 12 shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company prior to the Effective Time of the First Merger that contributed to any inaccuracy or breach giving rise to such obligation, it being understood and agreed that the Effective Time Holders, and not the Company, shall have the sole obligation for the indemnity obligations under this Article 12.

12.3                           Appointment of Representative.

(a)                                  Authority.  By voting in favor of the Merger or participating in the conversion of Company Common Stock, each Effective Time Holder approves the designation of and designates the Representative as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder with respect to claims for indemnification under this Article 12 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement and the Escrow Agreement, including the exercise of the power to:  (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Acquiror Indemnified Person) relating to this Agreement and the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (ii) authorize the release or delivery to Acquiror of Escrow Cash  in satisfaction of indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this Article 12 (including by not objecting to such claims); (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, (x) indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this Article 12, or (y) any other claim by any Acquiror Indemnified Person, against any such holder or by any such holder against any Acquiror Indemnified Person or any dispute between any Acquiror Indemnified Person and any such holder; and (iv) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing.  The Representative shall have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all claims under this Article 12 and the Escrow Agreement and all rights or obligations arising under this Article 12 and the Escrow Agreement.  The Effective Time Holders shall be bound by all actions taken and documents executed by the Representative in connection with this Article 12 and the Escrow Agreement, and Acquiror and other Acquiror Indemnified Persons shall be entitled to rely on any action or decision of the Representative as the action or decision of all Effective Time Holders.  The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Company Capital Stock (other than Dissenting Shares and assuming conversion into Company Common Stock of all then-outstanding Preferred Stock) outstanding as of immediately prior to the Effective Time of the First Merger upon not less than 10 days’ prior written notice to Acquiror and the Escrow Agent.  No bond shall be required of the Representative, and the Representative shall receive no compensation for his services.  Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Holders.

(b)                                 Limitation on Liability.  In performing the functions specified in this Agreement and the Escrow Agreement, the Representative shall not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative.  Each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder and under the Escrow Agreement, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative.  If not paid directly to the Representative by the Effective Time Holders, such losses, liabilities or expenses may be recovered as incurred by the Representative from Escrow Cash otherwise distributable to the Effective Time Holders pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Holders according to their respective Pro Rata Shares, provided that in the event amounts so distributed to the Representative exceed $25,000 in the aggregate, the Representative’s right to recover from Escrow Cash shall thereafter be subordinate in all respects to the rights of the Acquiror Indemnified Persons under this Agreement and the Escrow Agreement (including rights under pending indemnification claims).

12.4                           Notice of Claim. As used herein, the term “Claim” means a claim for indemnification of Acquiror or any other Acquiror Indemnified Person for Damages under this Article 12.  Acquiror may give notice of a Claim in accordance with the terms and conditions of the Escrow Agreement (a “Notice of Claim”).

12.5                           Defense of Third-Party Claims.

(a)                                  Acquiror shall determine and conduct the defense or settlement of any claim, demand, suit, Action, arbitration, investigation, inquiry or proceeding brought by a third party against Acquiror or such other Acquiror Indemnified Person (in each such case, a “Third-Party Claim”), and the costs and expenses incurred by Acquiror in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Acquiror may seek indemnification pursuant to a Claim made by any Acquiror Indemnified Person hereunder and the Escrow Agreement to the extent provided in this Article 12.

(b)                                 The Representative shall have the right to receive copies of all pleadings, notices and communications or summaries thereof with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Acquiror Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c)                                  No settlement of any such Third-Party Claim with any third party claimant shall be made without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 20 calendar days after a written request for such consent by Acquiror.  In the event that the Representative has consented to any such settlement, neither the Representative nor any Effective Time Holder shall have any power or authority to object under any provision hereof to the amount of any claim by or on behalf of any Acquiror Indemnified Person against the Escrow Cash or against the Effective Time Holders for indemnity with respect to such settlement.

12.6                           Tax Consequences of Indemnification Payments.  All payments (if any) made to an Acquiror Indemnified Person pursuant to any indemnification obligations under this Article 12 will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Applicable Law.

12.7                           Resolution of Notices of Claim.  All Notices of Claims delivered by Acquiror shall be resolved according to the procedures set forth in the Escrow Agreement.

Article 13
Miscellaneous

13.1                           Governing Law.  Except as otherwise provided by the provisions of the Escrow Agreement with respect to Claims thereunder:  (a) the internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Delaware; (b) the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court; (c) the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.9 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof; and (d) with respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California.

13.2                           Assignment; Binding Upon Successors and Assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto except that Acquiror may assign this Agreement to any direct or indirect wholly-owned subsidiary of Acquiror without the Company’s or the Representative’s prior consent; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment in violation of this Section shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successor and permitted assigns.

13.3                           Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.4                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories and shall have been delivered to the other parties to this Agreement or to their agents or representatives without restrictions or limitation on delivery to such other party.

13.5                           Other Remedies.  Except as otherwise expressly provided herein (including the provisions of Section 12.5), any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

13.6                           Amendments and Waivers.  Any term or provision of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  This Agreement may be amended by the parties hereto as provided in this Section 13.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval.  At any time prior to the Effective Time, each of Company and Acquiror, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.  No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.7                           Expenses.  Each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

13.8                           Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

13.9                           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9:

If to Acquiror, Merger Sub One or Merger Sub Two:

Opsware Inc.
599 N. Mathilda Avenue

Sunnyvale, CA  94085
Attention:  General Counsel
Facsimile No.: 408-744-7384

with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California  94041
Attention: David W. Healy, Esq.
Facsimile No.: 650-938-5200

If to the Company, to:

iConclude Co.
10777 Main Street, Suite 100
Bellevue, WA 98004
Attention:  President
Facsimile No.: 425-709-7150

with a copy to:

Wilson Sonsini Goodrich & Rosati, PC
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Attention: Patrick J. Schultheis & Robert F. Kornegay
Facsimile No.: 206-883-2699

If to the Representative:

c/o Greylock XII Limited Partnership
880 Winter Street

Waltham, MA 02451
Attention:  Donald Sullivan
Telephone: 781-622-2200

Facsimile No.:  781-622-2300

13.10                     Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

13.11                     No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 13.11.

13.12                     Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

13.13                     Third Party Beneficiary Rights.  None of the provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that (a) the provisions of Section 2.4 and Section 6.2(c) are intended to benefit the Effective Time Holders, (b) Section 8.4 is intended to benefit the employees specified therein, (c) Section 8.5 is intended to benefit the Company Indemnified Parties, and (d) Article 12 is intended to benefit the Acquiror Indemnified Persons.

13.14                     Public Announcement.  Upon execution of this Agreement, Acquiror and the Company shall issue a press release approved by both parties announcing the Merger.  Thereafter, Acquiror may issue such press releases, and make such other disclosures regarding the Merger, as it reasonably determines are required under applicable securities laws or regulatory rules.  Prior to the publication of such initial and mutually agreed press release, neither party shall make any general public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and the Company shall use its reasonable efforts to prevent any trading in shares of Acquiror Common Stock by its officers, directors, employees, stockholders and agents prior to the Effective Time of the First Merger.

13.15                     Confidentiality.  The Company and Acquiror each confirm that they have entered into the Mutual NDA and that they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Acquiror shall not be bound by such Mutual NDA after the Closing.  If this Agreement is terminated or the Merger shall not occur for any reason, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.

13.16                     Entire Agreement.  This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA.

13.17                     Waiver of Jury Trial.  EACH OF ACQUIROR, MERGER SUB ONE, MERGER SUB TWO, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, MERGER SUB ONE, MERGER SUB TWO, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature Page Next]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Opsware Inc.

By:	/s/ Benjamin Horowitz
Name:	Benjamin A. Horowitz
Title:	President and Chief Executive Officer

OZ1 Acquisition Corp.

By:	/s/ Benjamin Horowitz
Name:	Benjamin A. Horowitz
Title:	President

OZ2 Acquisition LLC

By:	/s/ Benjamin Horowitz
Name:	Benjamin A. Horowitz
Title:	President

iConclude Co.

By:	/s/ Sachin Gupta
Name:	Sachin Gupta
Title:	President and Chief Executive Officer

Representative

By:	/s/ Donald Sullivan

Name:	Donald Sullivan

As individuals, solely for purposes of Section 6.1(f):

Sachin Gupta

By:	/s/ Sachin Gupta

Jeff Gerber

By:	/s/ Geff Gerber

LIST OF EXHIBITS

Exhibit A-1	Employee Executing Employment Offer Letter

Exhibit A-2	Employee Executing Employment Offer Letter

Exhibit A-3	Certain Employees Executing Employment Offer Letters

Exhibit B-1	List of stockholders to execute Voting Agreement

Exhibit B-2	Form of Voting Agreement

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Company Stockholder Agreement

Exhibit E	Matters to be Covered in the WSGR Opinion

Exhibit F	List of individuals executing Benefits Waivers

Exhibit G	Form of Audited Financial Statements Certification

Exhibit H	Form of Company Securityholder Release

Opsware Inc. agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.